CONFIDENTIAL








                            ASSET PURCHASE AGREEMENT

                                      among

                          MARUBENI AMERICA CORPORATION
                                       and

                             PLM INTERNATIONAL, INC.
                                PLM Rental, Inc.
                               TEC AcquiSub, Inc.
                    PLM TRANSPORTATION EQUIPMENT CORPORATION

                                      dated

                                  May 24, 2000



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

                                TABLE OF CONTENTS


ARTICLE I -PURCHASE AND SALE OF ACQUIRED ASSETS AND ASSUMED LIABILITIES...............................   1
         1.1  DEFINITIONS.............................................................................   1
         1.2  PURCHASE AND SALE OF ASSETS AND ASSIGNMENT AND ASSUMPTION OF OBLIGATIONS................   9
         1.3  CONSIDERATION...........................................................................  12
         1.4  CLOSING.................................................................................  12
         1.5  POST-CLOSING ADJUSTMENT TO THE ESTIMATED PURCHASE PRICE (OTHER THAN THE HOLDBACK AMOUNT)  14

ARTICLE II -RELATED MATTERS...........................................................................  15
         2.1  CONFIDENTIALITY.........................................................................  16
         2.2  FURTHER ASSURANCES; ACCESS TO BOOKS AND RECORDS.........................................  16
         2.3  ACCOUNTS RECEIVABLES/PREPAYMENT ITEMS PROCEEDS..........................................  18
         2.4  ASSIGNMENT AND TRANSFER FEES AND TAXES..................................................  18

ARTICLE III -REPRESENTATIONS AND WARRANTIES OF SELLERS................................................  19
         3.1  CORPORATE ORGANIZATION, ETC.............................................................  20
         3.2  AUTHORIZATION, ETC......................................................................  20
         3.3  NO VIOLATION............................................................................  21
         3.4  TITLE TO ASSETS; ENCUMBRANCES...........................................................  21
         3.5  LITIGATION..............................................................................  25
         3.6  CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES......................................  25
         3.7  CONSENTS................................................................................  25
         3.8  COMPLIANCE WITH LAW.....................................................................  25
         3.9  ASSIGNMENT..............................................................................  26
         3.10  BROKERAGE..............................................................................  26
         3.11  INSIDER INTERESTS......................................................................  26
         3.12  ENVIRONMENTAL, HEALTH AND SAFETY.......................................................  27
         3.13  ACCOUNTS AND NOTES RECEIVABLE..........................................................  27
         3.14  MEES PIERSON FACILITY..................................................................  28
         3.15  SEC FILINGS; FINANCIAL STATEMENTS......................................................  28
         3.16  ABSENCE OF ABSENCE OF CERTAIN CHANGES OR EVENTS........................................  28
         3.17  TAXES..................................................................................  29
         3.18  CONDUCT OF BUSINESS....................................................................  29
         3.19  EMPLOYEES..............................................................................  29
         3.20  MATERIAL MISSTATEMENTS OR OMISSIONS....................................................  30
         3.21  LICENSE OF PLM NAME....................................................................  30
         3.22  NO OTHER WARRANTIES OR REPRESENTATIONS.................................................  30

ARTICLE IV -REPRESENTATIONS AND WARRANTIES OF BUYER...................................................  30
         4.1  CORPORATE ORGANIZATION..................................................................  30
         4.2  AUTHORIZATION, ETC......................................................................  31
         4.3  NO VIOLATION............................................................................  31
         4.4  CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES......................................  31
         4.5  LITIGATION..............................................................................  31
         4.6  CONSENTS................................................................................  31
         4.7  BROKERAGE...............................................................................  32
         4.8  FUNDING.................................................................................  32
ARTICLE V -COVENANTS OF SELLER........................................................................  32
         5.1  FULL ACCESS.............................................................................  32
         5.2  CONSENTS................................................................................  32
         5.3  HSR ACT FILINGS.........................................................................  32
         5.4  PROXY STATEMENT; STOCKHOLDERS'MEETING...................................................  33
         5.5  CERTIFICATES............................................................................  33
         5.6  AGREEMENTS..............................................................................  33
         5.7  DELIVERY OF ASSETS AND DOCUMENTS........................................................  33
         5.8  REGULAR COURSE OF BUSINESS..............................................................  33
         5.9  BUSINESS RELATIONS......................................................................  34
         5.10  NO DEFAULT.............................................................................  34
         5.11  INTENTIONALLY OMITTED..................................................................  35
         5.12  EXCLUSIVITY............................................................................  36
         5.13  NOTIFICATION; UPDATES TO DISCLOSURE SCHEDULE...........................................  37
         5.14  EMPLOYEES OF THE BUYERS................................................................  38
         5.15  CHANGE OF NAME OF PLM RENTAL...........................................................  38
         5.16 FILING OF MATERIAL CONTRACTS OF PLM.....................................................  38
         5.17 ENVIRONMENTAL INFORMATION...............................................................  38

ARTICLE VI -COVENANTS OF BUYER........................................................................  38
         6.1  CERTIFICATES............................................................................  39
         6.2  HSR ACT FILINGS.........................................................................  39
         6.3  AGREEMENTS..............................................................................  39
         6.4  EMPLOYEES...............................................................................  39
         6.5  RE-TITLING; TRANSFER TAXES..............................................................  40
         6.6  DISCHARGE OF OBLIGATIONS................................................................  41
         6.7  NOTIFICATION............................................................................  41
         6.8  ENVIRONMENTAL ASSESSMENTS...............................................................  41
         6.9  RELEASES................................................................................  41

ARTICLE VII -CONDITIONS TO THE OBLIGATIONS OF SELLERS.................................................  42
         7.1  REPRESENTATIONS AND WARRANTIES TRUE.....................................................  42
         7.2  PERFORMANCE.............................................................................  42
         7.3  HSR ACT WAITING PERIODS; NO GOVERNMENTAL PROCEEDING OR LITIGATION.......................  42
         7.4  NO INJUNCTION...........................................................................  42
         7.5  CERTIFICATES............................................................................  42
         7.6  OPINION OF BUYER'S COUNSEL..............................................................  42
         7.7  STOCKHOLDER APPROVAL....................................................................  43
         7.8  ESCROW AGREEMENT........................................................................  43
         7.9 EMPLOYMENT ARRANGEMENTS..................................................................  43

ARTICLE VIII -CONDITIONS TO OBLIGATIONS OF BUYER......................................................  43
         8.1  REPRESENTATIONS AND WARRANTIES TRUE.....................................................  43
         8.2  PERFORMANCE.............................................................................  43
         8.3  HSR ACT WAITING PERIODS; NO GOVERNMENTAL PROCEEDING OR LITIGATION.......................  43
         8.4  NO INJUNCTION...........................................................................  44
         8.5  OPINION OF SELLER'S COUNSEL.............................................................  44
         8.6  CONSENTS OBTAINED; 90% OF THE BUSINESS OBTAINED; ENVIRONMENTAL INSURANCE OBTAINED.......  44
         8.7  AGREEMENTS..............................................................................  45
         8.8  PLM STOCKHOLDER APPROVAL................................................................  45
         8.9  EMPLOYMENT ARRANGEMENTS.................................................................  45
         8.10 PARTNERSHIP'S ASSET PURCHASE AGREEMENT..................................................  45
         8.11 NO BUSINESS MATERIAL ADVERSE EFFECT SINCE MARCH 31, 2000................................  45

ARTICLE IX -SURVIVAL; INDEMNIFICATION.................................................................  45
         9.1  SURVIVAL................................................................................  45
         9.2  INDEMNIFICATION BY BUYER................................................................  46
         9.3  INDEMNIFICATION BY SELLERS..............................................................  46
         9.4  INDEMNIFICATION PROCEDURES..............................................................  46
         9.5  INDEMNIFICATION LIMITS..................................................................  47

ARTICLE X -TERMINATION AND ABANDONMENT................................................................  48
         10.1 METHODS OF TERMINATION..................................................................  48
         10.2 PROCEDURE UPON TERMINATION..............................................................  49
         10.3  BREAK-UP FEE...........................................................................  49
ARTICLE XI -MISCELLANEOUS.............................................................................  50
         11.1 TIME OF THE ESSENCE.....................................................................  50
         11.2 AMENDMENT AND MODIFICATION..............................................................  50
         11.3  WAIVER OF COMPLIANCE...................................................................  50
         11.4 EXPENSES................................................................................  50
         11.5 NOTICES.................................................................................  50
         11.6 ASSIGNMENT..............................................................................  51
         11.7 PUBLICITY...............................................................................  51
         11.8 GOVERNING LAW...........................................................................  52
         11.9 ARBITRATION.............................................................................  52
         11.10 COUNTERPARTS...........................................................................  53
         11.11 HEADINGS...............................................................................  53
         11.12 ENTIRE AGREEMENT.......................................................................  53
         11.13 THIRD PARTIES..........................................................................  53
         11.14 SEVERABILITY...........................................................................  53
         11.15 SOLE REMEDY............................................................................  53
         11.16 PLM LIABILITY WITH RESPECT TO THE PARTNERSHIPS ASSET PURCHASE AGREEMENT................  53

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                                    EXHIBITS

A-1      Owned Transportation Equipment

A-2      Customer Equipment Leases

A-3      TRAC Lease Transportation Equipment and TRAC Leases

A-4      Equipment Purchase Orders and Purchase Order Transportation Equipment

B-1      Leased Facilities and Facility Leases

B-2      Subleased Facilities and Facility Subleases

C-1      Other Assets

C-2      Information Systems Contracts

C-3      Miscellaneous Contractual Obligations

C-4      Receivables/Prepayment Items

D        Form of Assignment and Assumption of Equipment Purchase Orders

E-1 and E-1A Form of Assignment and Assumption of Customer Equipment Leases

E-2      Form of Assignment and Assumption of Information Systems Contracts

E-3      Form  of  Assignment  and  Assumption  of  Miscellaneous   Contractual
         Obligations

F        Form of Assignment and Assumption of TRAC Leases

G-1      Form of Assignment and Assumption of Facility Leases

G-2      Form of Assignment and Assumption of Facility Subleases

G-3      Form of Assignment and Assumption of Mees Pierson Facility

G-4      Form of Transition Services Agreement

H        Form of Sellers Bill of Sale

J        Form of License of PLM Name

K        Form of Opinion of Buyer's Counsel

L        Form of Opinion of Sellers' Counsel

N        Intentionally Omitted

P        Intentionally Omitted

Q        Escrow Agreement

R        Releases

S        Form of Partnerships Asset Purchase Agreement

T        Form of Non-Competition Agreement

U        PLM Name

                                    SCHEDULES

Schedule 1 - Purchase Price

Schedule 2.4-List of Taxing Jurisdictions

Schedule 3 - Sellers Disclosure Schedule

Schedule 8.6 - Consents obtained for satisfaction of Condition and Environmental
Insurance




                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT ("Agreement") dated May 24, 2000 is among Marubeni America Corporation, a New York corporation, PLM International, Inc., a Delaware corporation, PLM Rental, Inc, a Delaware corporation, TEC AcquiSub, Inc., a California corporation, and PLM Transportation Equipment Corporation, a California corporation.

         This Agreement sets forth the terms and conditions upon which Sellers will sell, and Buyer will purchase, all of the Acquired Assets and the Assumed Liabilities. As herein set forth, Buyer is permitted to assign its rights hereunder to MAC Leasing, Inc. or any Affiliate that is a direct or indirect subsidiary of Marubeni Corporation. Concurrently herewith, the Partnerships and Buyer will enter into the Partnerships Asset Purchase Agreement whereby the Partnerships will sell, and Buyer will purchase, those assets and agreements of the Business that are owned by the Partnerships.

         In consideration of the mutual agreements contained herein, intending to be legally bound hereby, the parties hereto agree as follows:

                                    Article I

          PURCHASE AND SALE OF ACQUIRED ASSETS AND ASSUMED LIABILITIES

         1.1 Definitions. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

         "Acquired Assets" means, collectively, the Transportation Equipment, the Receivables/Prepayment Items, the Inventory, the PLM Name, the Other Assets, the Equipment Purchase Orders, the Facility Leases, the Facility Subleases, the Customer Equipment Leases, the TRAC Leases, the Information Systems Contracts and the assets that are set forth on Schedule 1 to the extent not otherwise identified in the foregoing items.

         "Acquisition Proposal" means any inquiry, proposal or offer for a transaction involving the lease other than in the ordinary course of business, sale or other disposition of all, or any portion or portions representing in aggregate 50% or more of the net book value, of the Business.

         "Affiliate" shall have the meaning prescribed by Rule 12b-2 of the regulations promulgated pursuant to the Securities Exchange Act.

         "Assignment and Assumption of Customer Equipment Leases" means an assignment and assumption of Customer Equipment Leases substantially in the form attached hereto as Exhibit E-1 (and E-1A with respect to Customer Equipment Leases owned by PLM Investment Management or PLM FSI).

         "Assignment and Assumption of Information System Contracts" means an assignment and assumption of Information System Contracts substantially in the form attached hereto as Exhibit E-2.

         "Assignment and Assumption of Facility Leases" means an assignment and assumption of Facility Leases substantially in the form attached hereto as Exhibit G-1.

         "Assignment and Assumption of Facility Subleases" means an assignment and assumption of Facility Subleases substantially in the form attached hereto as Exhibit G-2.

         "Assignment and Assumption of Equipment Purchase Orders" means an assignment and assumption of Equipment Purchase Orders substantially in the form attached hereto as Exhibit D.

         "Assignment   and  Assumption  of  Mees  Pierson   Facility"  means  an
assignment and assumption of the Mees Pierson Facility substantially in the form attached hereto as Exhibit G-3.

         "Assignment and Assumption of Miscellaneous Contractual Obligations" means an assignment and assumption of the Miscellaneous Contractual Obligations substantially in the form attached hereto as Exhibit E-3.

         "Assignment and Assumption of TRAC Leases" means an assignment and assumption of the TRAC Leases substantially in the form attached hereto as Exhibit F.

         "Assumed Liabilities" means, collectively, the Equipment Purchase Orders, the Facility Leases, the Facility Subleases, the Customer Equipment Leases, TRAC Leases, the Mees Pierson Facility, the Miscellaneous Contractual Obligations, the Information Systems Contracts and the liabilities that are set forth on Schedule 1 to the extent not otherwise identified in the foregoing items.

         "Business" means all of those assets and agreements of Sellers, Affiliates of Sellers and the Partnerships that are necessary for those trailer leasing operations carried on under the PLM Name.

         "Business Material Adverse Effect" shall mean, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), condition (financial or otherwise), prospects, properties, or results of operations of the Business or the Acquired Assets, except for those changes, events and effects that are caused by (i) general business or economic conditions affecting the U.S. economy as a whole, (ii) conditions affecting the industry in which the Business competes as a whole, (iii) conditions resulting from the announcement of this Agreement or the pendency of the consummation of this Agreement, and (iv) conditions resulting from or relating to the taking of any action contemplated by this Agreement and not in violation of Section 5.8 or otherwise agreed to in writing by Buyer.

         "Buyer" means Marubeni America Corporation, a corporation formed under the laws of the State of Delaware.

         "Closing" means the closing referred to in Section 1.4 of this Agreement.

         "Closing Date" means 12:01 a.m. of the date on which the Closing occurs.

         "Closing List" means the lists in substantially the form of the relevant Exhibits, wherever such Exhibits are applicable, which: (A) shall be prepared by Sellers as of not less than three business days prior to Closing and provided to Buyer not less than three business days prior to Closing, but shall be updated and made accurate as of the Closing Date and provided to Buyer when the Closing Financial Statements are delivered to Buyer pursuant to Section 1.5(a) below, and (B) shall be of: (a) Owned Transportation Equipment, TRAC
Lease Transportation Equipment and TRAC Leases, and Purchase Order Transportation Equipment and Equipment Purchase Orders, (b) Leased Facilities, Facility Leases, Subleased Facilities and Facility Subleases, and (c) Receivables/Prepayment Items, Customer Equipment Leases, the Information Systems Contracts, PLM Name, and Other Assets as of the Closing Date.

         "Customer Equipment Leases" means the trailer lease agreements, trailer rental agreements and any other leases or subleases, together, in each case, with any amendments thereto and related security and other deposits (to the extent that such deposits have not been used to reduce the Purchase Price), guarantees and security agreements, related to (i) the Transportation Equipment with Sellers as lessor or sublessor, and (ii) the Equipment owned by any of the Partnerships or PLM Investment Management or PLM FSI with such entity as lessor or sublessor, in either case whether existing in written form or evidenced by computer records and data of Sellers, all of such Customer Equipment Leases, as of the date hereof being listed on Exhibit A-2 hereto.

         "Damages" means, whether suffered in connection with this Agreement or the Partnerships Asset Purchase Agreement, any assessments, losses, damages, judgments, liabilities, claims, losses, charges, actions, suits, proceedings, Taxes, deficiencies, interest, penalties, costs and expenses, including without limitation reasonable attorneys' fees, removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring), which for the avoidance of doubt it is expressly agreed and understood are irrespective of any actual or potential recovery under any insurance (except to the extent specifically set forth in Section 9.5), and all references herein to Damages shall be determined by reference not only to those suffered in connection with this Agreement but also the Partnerships Asset Purchase Agreement.

         "Environmental, Health and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Resource Conservation and Recovery Act of 1976, each as amended, together with all other laws (including without limitation, statutes, common law, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and changes thereunder) of federal, state and local governments (and all agencies thereof) concerning pollution or protection of the environment and public health and safety, including without limitation laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemical, industrial, hazardous or toxic materials, substances or wastes.

         "Equipment" means new or used trailers, refrigeration units for use on trailers, and all ancillary components for trailers and refrigeration units.

         "Equipment Purchase Orders" means the equipment purchase orders, vendor invoices and/or other obligations of Sellers relating to the purchase of Equipment, all of such Equipment Purchase Orders as of the date hereof being listed on Exhibit A-4 hereto.

         "Escrow Agreement" means an agreement substantially in the form attached hereto as Exhibit Q and the escrow agent thereunder shall be any of Harris Bank, Wells Fargo Bank, Imperial Bank or any such other bank independent of the parties mutually agreed upon by the parties.

         "Estimated Purchase Price" shall mean the amount as calculated in accordance with Schedule 1, which schedule sets forth the methodology by which the Purchase Price will be determined, such amount to be determined using such methodology and reviewed by KPMG, LLP with Buyer to be notified of the amount thereof not less than three business days before the Closing, and such amount will reflect the estimated net book value of the estimated assets that are set forth on Schedule 1 less the estimated liabilities that are set forth on
Schedule 1, estimated as of the Closing Date, plus the Premium.

         "Excluded Liabilities" means all liabilities or obligations that are either: (A) not fairly and accurately identified herein as Assumed Liabilities, or (B) Pre-Closing Liabilities.

         "Exhibit A" means  Exhibits A-1, A-2 , A-3 and A-4.

         "Exhibit B" means  Exhibits B-1 and B-2.

         "Exhibit C" means  Exhibits C-1, C-2, C-3 and C-4.

         "Facility Leases" means the leases relating to the Leased Facilities, all of such Facility Leases, as of the date hereof, together with all relevant permits or authorizations relating to zoning or land use in connection therewith, being listed and described on Exhibit B-1.

         "Facility Subleases" means the subleases relating to the Subleased Facilities, all of such Facility Subleases as of the date hereof, together with all relevant permits or authorizations relating to zoning or land use in connection therewith and any deposits that relate to the Subleased Facilities, being listed and described on Exhibit B-2.

         "GAAP" means generally accepted accounting principles consistently applied as in the consolidated financial statements of PLM for the period ended December 31, 1999.

         "Holdback Amount" shall bear the same meaning as shall be assigned to such term in the Escrow Agreement.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Inventory" means the entire tire and parts inventory of the Sellers relating to the repair and maintenance of the Transportation Equipment as such Inventory exists on the Closing Date.

         "Information   Systems   Contracts"  means  the  contracts   concerning
information systems relating to the Business as set forth on Exhibit C-2.

         "Knowledge" with respect to:(i) the Sellers, means, after having made reasonable inquiries of each of their respective officers, directors and responsible employees, (and in the case of Section 3.12(a)(ii), (c) and (d) to the extent the defined term is referred to in such subsections, having interviewed those of Sellers' employees with knowledge of environmental-related issues associated with any of the Leased Facilities), the actual knowledge of, or the receipt of notification by, Mr. Tidball, Mr. Goodrich, Mr. Chandler, Mr. Jardine, Mr. Bronson, Mr. Rhea, Mr. Alpert, Mr. Headley, Mr. Brock, Ms. Austin and Ms. Santo; and (ii) the Buyer, means, after having made reasonable inquiries of its officers, directors and responsible employees, the actual knowledge of, or the receipt of notification by, any senior executive officer of Buyer.

         "Leased Facility" or "Leased Facilities" means the land and buildings which are leased by Sellers as lessees pursuant to the Facility Leases, all of such Leased Facilities as at the date hereof being listed and described on Exhibit B-1 hereto.

         "License of PLM Name" means the irrevocable, royalty-free license of the PLM Name, substantially in the form attached hereto as Exhibit J.

         "Mees Pierson Facility" means that certain loan facility extended to PLM pursuant to the Facility Agreement dated as of May 6, 1999 between PLM as borrower and Mees Pierson N.V. as lender, as consented and agreed to by PLM Rental.

         "Miscellaneous Contractual Obligations" means the types of obligations of the Business as set forth on Exhibit C-3, to the extent fairly and accurately identified and not incurred in violation of Section 5.8.

         "Non-Competition Agreement" means the agreement substantially in the form attached as Exhibit T.

         "Other Assets" means Sellers' owned and leased interests and licenses in and of the service vehicles, yard tractors, equipment, office furniture, computer hardware and software, books and records and other tangible and intangible personal property of Sellers relating to the Business being listed and described on Exhibit C-1 hereto.

         "Owned Transportation Equipment" means the units of Equipment owned by Sellers as of the date hereof and listed and described on Exhibit A-1 hereto.

         "Partnerships" means, collectively, PLM Equipment Growth Fund, a California limited partnership, PLM Equipment Growth Fund II, a California limited partnership, PLM Equipment Growth Fund III, a California limited partnership, PLM Equipment Growth Fund IV, a California limited partnership, PLM Equipment Growth Fund V, a California limited partnership, PLM Equipment Growth Fund VI, a California limited partnership, PLM Equipment Growth & Income Fund VII, a California limited partnership, and Professional Lease Management Income Fund, L.L.C., a California limited liability company

         "Partnerships Asset Purchase Agreement" means that certain asset purchase agreement dated as of the date hereof between the Partnerships and Buyer.

         "PLM" means PLM International, Inc., a Delaware corporation.

         "PLM FSI" means PLM Financial Services, Inc., a Delaware corporation.

         "PLM Investment Management" means PLM Investment Management, Inc., a California corporation.

         "PLM Rental" means PLM Rental, Inc., a Delaware corporation.

         "PLM Trailer Leasing" means any trade name under which Sellers or the Partnerships are "doing business as" in connection with the Business (including without limitation PLM Rental) and, in the case of the name of PLM Trailer Leasing, which is the trade name under which PLM has registered a service mark and obtained a Certificate of Registration with the United States Patent and Trademark Office.

         "PLM Name" means "PLM Trailer Leasing" and related marks as listed and described on Exhibit U hereto.

         "PLM Stockholder Approval" means the affirmative vote of holders of a majority of the outstanding shares of the Common Stock of PLM approving the sale by PLM to the Buyer of the Acquired Assets owned by it for itself and not the other Sellers.

         "PLM Subsidiaries" means collectively: (i) PLM Rental, Inc., a Delaware corporation; (ii) TEC AcquiSub, Inc., a California corporation; (iii) PLM Transportation Equipment Corporation, a California corporation; (iv) PLM Investment Management, Inc., a California corporation; and (iv) PLM Financial Services, Inc., a Delaware corporation.

         "PLM TEC" means PLM Transportation Equipment Corporation, a California corporation.

         "Post-Closing Liabilities" means liabilities or obligations arising from or relating to the ownership, use or operation of the Acquired Assets or the Assumed Liabilities or the Business on or after the Closing Date.

         "Pre-Closing Liabilities" means (other than those that are fairly and accurately identified herein as Assumed Liabilities) liabilities or obligations arising from or relating to the ownership, use or operation of the Acquired Assets or the Assumed Liabilities or the Business before the Closing Date, including without limitation with respect to (i) all liabilities or obligations of Sellers for sales and use and employment Taxes arising from or relating to transactions of Sellers prior to Closing, for unpaid Taxes of any person or entity under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), or otherwise for Taxes due, accrued or relating to the period prior to Closing, (ii) all liabilities or obligations of Sellers under any arbitration or litigation proceeding, or any claims alleged or asserted relating to any event, circumstance or occurrence, arising prior to Closing, or
(iii) all liabilities or obligations attributable to any period prior to Closing arising under any Environmental, Health and Safety Laws.

         "Premium" is the amount identified in the defined term "Premium" set forth in Schedule 1.

         "Purchase Order Transportation Equipment" means any unit of Equipment for which the Sellers have entered into an Equipment Purchase Order, and which is purchased by Sellers between the date hereof and the Closing Date, which is described on Exhibit A-4 hereto.

         "Purchase Price" shall have the meaning ascribed thereto in Section 1.5(c).

         "Receivables/Prepayment Items" means all of Sellers' accounts receivable related to or arising from the Acquired Assets or the Assumed Liabilities, net of any loss reserves, and together with any prepaid expenses related to or arising from the Acquired Assets or the Assumed Liabilities, any claims related to or arising from the Acquired Assets or the Assumed Liabilities against any third party, and any rebates or recoveries or proceeds from insurance coverage or third parties related to or arising from the Acquired Assets or the Assumed Liabilities, the types of all of which are set forth on Exhibit C-4.

         "Reconciliation Schedule" means a list of all Equipment deleted or added to the Transportation Equipment after the date hereof and as of the Closing Date. Such "deleted" units of Transportation Equipment are those units of Transportation Equipment that are listed on Exhibits A-1, A-2 and A-3 but are not listed on the Closing List. Such "added" units of Transportation Equipment are those units of Purchase Order Transportation Equipment which are not listed on Exhibits A-1, A-2 and A-3 but are listed on the Closing List. The Reconciliation Schedule shall be prepared by Sellers as of not less than three business days prior to Closing and provided to Buyer not less than three business days prior to Closing, but shall be updated and made accurate as of the Closing Date and provided to Buyer when the Closing Financial Statements are delivered to Buyer pursuant to Section 1.5(a) below.

         "Rental Contract" means those Customer Equipment Leases identified and listed on Exhibit A-2 and which are documented in substantially the form of
Section 3.4.4 of the Sellers Disclosure Schedule.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Sellers" means PLM, PLM Rental, TEC, and PLM TEC.

         "Sellers Bill of Sale" means the bill of sale in the form attached hereto as Exhibit H delivered by each Seller pursuant to Section 1.4(b)(i).

         "Sellers Disclosure Schedule" means the document delivered by Sellers to Buyer simultaneously with the execution hereof containing the information required to be included therein pursuant to this Agreement.

         "Subleased Facility" means each Leased Facility that a Seller has subleased as sublessor pursuant to a Facility Sublease, all of such Subleased Facilities as of the date hereof being listed and described on Exhibit B-2.

         "Superior Proposal" means any unsolicited bona fide written Acquisition Proposal, for which financing, to the extent required, is committed, from a party other than Buyer or its Affiliates, which the board of directors of PLM determines in good faith in compliance with its fiduciary duties under Delaware law based upon the advice of outside legal counsel and after consultation with reputable investment bankers is superior to the transaction contemplated by this Agreement.

         "Taxes" shall mean all federal, state, local or foreign taxes, including but not limited to income, gross receipts, windfall profits, value added, severance, property, production, sales, use, license, excise, franchise, custom duty, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

         "TEC" means TEC AcquiSub, Inc., a California corporation.

         "Term Lease" means those Customer Equipment Leases that are not Rental Contracts.

         "TRAC Lease Transportation Equipment" means the units of transportation equipment leased by Sellers as lessee from certain financial institutions pursuant to the TRAC Leases , all of such TRAC Lease Transportation Equipment at the date hereof being listed and described on Exhibit A-3 hereto.

         "TRAC Leases" means the TRAC leases which relate to the TRAC Leased Transportation Equipment, pursuant to which a Seller is lessee, all of such TRAC Leases as of the date hereof being listed and described on Exhibit A-3 hereto.

         "Transition Services Agreement" means an agreement between PLM and Buyer, in the form attached hereto as Exhibit G-4.

         "Transportation Equipment" means the Owned Transportation Equipment, the TRAC Lease Transportation Equipment and the Purchase Order Transportation Equipment.

         The plural or singular of any defined term shall have a meaning correlative to such defined term.

         1.2 Purchase and Sale of Assets and Assignment and Assumption of Obligations. Upon and subject to the terms and conditions of this Agreement, at the Closing:

                  (a) Sellers will sell, transfer, convey, assign and deliver to
         Buyer, and Buyer shall purchase, acquire and accept from Sellers, all of Sellers' right, title, interest and obligations in the Acquired Assets and the Assumed Liabilities, together with (i) all manufacturers' warranties (to the extent assignable), technical information and specifications, license plates (where permitted by law), certificates of title and all other rights relating to the Transportation Equipment, (ii) all security and other deposits paid to or deposited with Sellers under the terms of any Customer Equipment Lease and which have not been refunded or paid pursuant to the terms of such Customer Equipment Lease, to the extent that such deposits have not been used to reduce the Purchase Price, (iii) all existing correspondence and contract files relating to the Acquired Assets and the Assumed Liabilities, and (iv) the books, records (including without limitation, with respect to Purchase Order Transportation Equipment, copies of correspondence, specifications and delivery dates for such units of equipment), copies of electronic data files, billing files and credit files relating to vendors and customers of the Business;

                  (b) Sellers will assign to Buyer, and Buyer will assume, acquire and accept, all of Sellers' right, title, interest and obligations as lessee in and to the Facility Leases and the TRAC Leases described on the Closing List, in the form of Assignments attached as Exhibits F and G-1;

                  (c) Sellers will assign to Buyer, and Buyer will assume, acquire and accept all of Sellers' right, title and interest as lessor in and to the Facility Subleases and the Customer Equipment Leases described on the Closing List, in the form of Assignments attached as Exhibits G-2 and E-1 (other than those of the Customer Equipment Leases owned by PLM Investment Management and PLM FSI);

                  (d) Sellers will assign to Buyer, and Buyer will assume, acquire and accept, all of Sellers' right, title, interest and obligations in and to Equipment Purchase Orders listed and described on the Closing List, in the form of Assignments attached as Exhibit D;

                  (e) Sellers will enter into the License of PLM Name to license to Buyer and/or other entity or entities designated by Buyer, on an exclusive basis, the PLM Name, and Sellers will enter into with Buyer and/or other entity or entities designated by Buyer the Transition Services Agreement and the Non-Competition Agreement;

                  (f) Seller will assign to Buyer and Buyer will assume, acquire and accept, all of Seller's right, title, interest and obligations in and to the Mees Pierson Facility, in the form of Assignment attached as Exhibit G-3;

                  (g) Sellers will assign to Buyer and Buyer will assume, acquire and accept, all of Seller's right, title, interest and obligations in and to the Miscellaneous Contractual Obligations, in the form of Assignment attached as Exhibit E-3; and

                  (h) Sellers will assign to Buyer and Buyer will assume, acquire and accept, all of Seller's right, title, interest and obligations in and to the Information Systems Contracts, in the form of Assignment attached as Exhibit E-2.

                  (i) Sellers will cause each of PLM Investment Management and PLM FSI to transfer and/or assign to Buyer and Buyer will assume, acquire and accept, all of PLM Investment Management and PLM FSI's right, title, interest and obligations in and to those of the Customer Equipment Leases owned by PLM Investment Management and PLM FSI, in the form of Assignment attached as Exhibit E-1A.

         Other than the Assumed Liabilities, Buyer will not assume or have any responsibility with respect to any other obligation or liability of Sellers. For the avoidance of doubt, it is expressly agreed and understood that the Threshold (as defined in Section 9.5) and other limitations on survival or otherwise in
Article IX are not applicable with respect to the Excluded Liabilities, with the exception of those liabilities or obligations attributable to any period prior to Closing arising under any Environmental, Health and Safety Laws. Notwithstanding anything herein to the contrary, Buyer may, based upon (x) information received concerning impairments to title that are disclosed by Sellers to Buyer after the date hereof which materially and adversely affects the use consistent with past practice of the Leased Facilities, or (y) the results of environmental assessments received by Buyer, or if no definitive environmental assessment has been received by Buyer based upon any environmental information received up to the time of Buyer's determination, select, up to sixty (60) days after the date hereof, or if Buyer has not had sufficient time to receive definitive environmental assessments, or to review any definitive environmental assessment received, as a result of events substantially and reasonably beyond the control of Buyer, up to such date being no later than ninety (90) days after the date hereof (with Closing being deferred until ninety
(90) days after the date hereof in the event that all conditions to Closing have otherwise been satisfied or waived prior to such date), any one or more of the Leased Facilities, up to a maximum of ten (10) Leased Facilities, that Buyer shall determine not to purchase hereunder, so that Acquired Assets and Assumed Liabilities no longer include any such Leased Facility; provided that Buyer shall only be permitted not to purchase any such Leased Facility to the extent that Buyer nevertheless remains responsible for acquiring all of those assets that are Acquired Assets relating to that Leased Facility and that to the extent that Closing has been deferred for the reasons set forth above, Buyer shall have used its best efforts to have received and reviewed such environmental assessments within such ninety (90) day period.

         1.3 Consideration. Upon and subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and agreements of Sellers contained herein, and in consideration of the sale, assignment, transfer and delivery of the Acquired Assets, referred to in Section 1.2 hereof, Buyer will deliver, or cause to be delivered, the Estimated Purchase Price (less the Holdback Amount) at the Closing, and the Holdback Amount to the escrow agent under the Escrow Agreement, together with the following:

                  (a)      the Assignment and Assumption of TRAC Leases;

                  (b)      the Assignment and Assumption of Customer  Equipment
                           Leases;

                  (c)      the Assignment and Assumption of Facility Leases;

                  (d)      the Assignment and Assumption of Facility Subleases;

                  (e)      the Assignment and Assumption of Equipment  Purchase
                           Orders;

                  (f)      the   Assignment  and  Assumption  of  Mees  Pierson
                           Facility;

                  (g) the Assignment and Assumption of the Information Systems Contracts; and

                  (h)      the  Assignment  and  Assumption  of   Miscellaneous
                           Contractual Obligations.


         1.4  Closing.

                  (a) Subject to the terms and provisions of this Agreement, the Closing of the transactions contemplated by this Agreement will take place at the offices of Greene Radovsky Maloney & Share LLP, Four Embarcadero Center, Suite 4000, San Francisco, California 94111 on the later of sixty days after the date hereof (unless deferred in accordance with Section 1.2 or Section 2.4) and the second business day following satisfaction or waiver of all of the conditions set forth in Articles VII and VIII, at 10:00 A.M., local time, or at such other time and place as may be agreed upon by the parties hereto.

                  (b) At the Closing, each Seller will deliver to Buyer (or, in the case of (v), will cause PLM Investment Management and PLM FSI to deliver to Buyer): (i) a duly executed Sellers Bill of Sale; (ii) all documents of title, instruments and deeds necessary to transfer, assign and convey ownership to Buyer of all of the Acquired Assets and the Assumed Liabilities, which, at Sellers' option and only for the Owned Transportation Equipment, may take the form of executed powers of attorney; (iii) duly executed counterparts of each Assignment and Assumption of TRAC Leases, together with an original fully executed copy of each TRAC Lease (if in Sellers' possession and, if not in Sellers' possession, a true and complete copy thereof); (iv) a duly executed counterpart of the Assignment and Assumption of Mees Pierson Facility together with a fully executed copy thereof; (v) a duly executed counterpart of the Assignment and Assumption of Customer Equipment Leases, (together with all security and other deposits required under the Customer Equipment Leases, to the extent that such deposits have not been used to reduce the Purchase Price); (vi) a duly executed counterpart of each Assignment and Assumption of Facility Sublease described in Section 1.2(c) hereof together with an original Facility Sublease (together also with all security and other deposits required under the Facility Subleases, to the extent that such deposits have not been used to reduce the Purchase Price); (vii) a duly executed counterpart of each Assignment and Assumption of Facility Lease, together with an original executed copy of each Facility Lease, (viii) a duly executed counterpart of each Assignment and Assumption of Equipment Purchase Order, together with an original copy of each agreement, invoice or other document relating to each Equipment Purchase Order; (ix) an original executed copy of the License of PLM Name; (x) executed copies of the consents referred to in Section 8.6 hereof; (xi) the opinions of counsel referred to in Section 8.5 hereof;
         (xii) the Closing List and the Reconciliation Schedule; (xiii) a duly executed Transition Services Agreement and a duly executed Non-Competition Agreement; (xiv) a duly executed Assignment and Assumption of the Information Systems Contracts; and (xv) a duly executed Assignment and Assumption of Miscellaneous Contractual Obligations.

                  (c) At the Closing, Buyer will deliver to Sellers (or, in the case of (iii), will deliver to PLM Investment Management and PLM FSI):
         (i) duly executed counterparts of each Assignment and Assumption of TRAC Leases; (ii) a duly executed counterpart of the Assignment and Assumption of Mees Pierson Facility; (iii) a duly executed counterpart of the Assignment and Assumption of Customer Equipment Leases; (iv) a duly executed counterpart of each Assignment and Assumption of Facility Lease; (v) a duly executed counterpart of each Assignment and Assumption of Facility Sublease; (vi) a duly executed counterpart of each Assignment and Assumption of Equipment Purchase Order; (vii) duly executed counterparts of the License of PLM Name; (viii) the Estimated Purchase Price (less the Holdback Amount) and the Holdback Amount to the escrow agent under the Escrow Agreement; (ix) executed copies of the consents referred to in Section 7.9 hereof; (ix) the opinion of counsel referred to in Section 7.6 hereof; (x) a duly executed counterpart of the Transition Services Agreement and a duly executed counterpart of the Non-Competition Agreement; (xi) a duly executed Assignment and Assumption of the Information Systems Contracts; and
         (xii) a duly executed Assignment and Assumption of Miscellaneous Contractual Obligations.

         1.5 Post Closing Adjustment to the Estimated Purchase Price (other than the Holdback Amount).

                  (a) Within 30 days following the Closing, Sellers shall prepare, or cause to be prepared, and deliver to Buyer financial statements (the "Closing Financial Statements") which shall set forth the actual net book value of the assets that are set forth on Schedule 1 less the liabilities that are set forth on Schedule 1 as of the Closing Date. The Closing Financial Statements shall be prepared using the same methodology, other than as to the Premium and other than that the net book value will reflect the actual net book value of the assets that are set forth on Schedule 1 less the liabilities that are set forth on Schedule 1 as of the Closing Date, as set forth in Schedule 1 and reviewed by KPMG, LLP.

                  (b) Buyer and Buyer's accountants shall, within 15 days after the delivery by Sellers of the Closing Financial Statements, complete their review of the actual net book value of the assets that are set forth on Schedule 1 less the liabilities that are set forth on Schedule 1 as of the Closing Date as derived using the same methodology, other than as to the Premium and other than that the net book value will reflect the actual net book value of the assets that are set forth on
         Schedule 1 less the liabilities that are set forth on Schedule 1 as of the Closing, as set forth on Schedule 1 (the "Net Book Value"). In the event that Buyer objects to the Net Book Value, as derived from the Closing Financial Statements, Buyer shall inform Sellers in writing (the "Buyer's Objection"), setting forth a specific description of the basis of Buyer's Objection and the adjustments to the Net Book Value which Buyer believes should be made, on or before the last day of such 15-day period. Sellers shall then have 7 days to review and respond to Buyer's Objection. The parties shall use all reasonable efforts to resolve any dispute as to the proper calculation of Net Book Value as of the Closing Date. If Sellers and Buyer are unable to resolve all of their disagreements with respect to the determination of the foregoing items within 10 days following the completion of Sellers' review of Buyer's Objection, they shall refer their remaining differences to a nationally recognized firm of independent public accountants with a San Francisco office, jointly selected by Buyer and Sellers (the "CPA Firm"), who shall, acting as experts and not as arbitrators, determine on the basis of using the same methodology, other than as to the Premium and other than that the net book value will reflect the actual net book value of the assets that are set forth on Schedule 1 less the liabilities that are set forth on Schedule 1 as of the Closing, and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Net Book Value, as derived from the Closing Financial Statements, requires adjustment. The parties shall instruct the CPA Firm to deliver its written determination to Buyer and Sellers no later than the twentieth day after the remaining differences underlying the Buyer's Objection are referred to the CPA Firm. The CPA Firm's determination shall be conclusive and binding upon Buyer and Seller. The fees and disbursements of the CPA Firm shall be shared equally by Buyer and Sellers. Buyer and Sellers shall make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties' respective accountants) relating to the consolidated financial statements of PLM for the period ended December 31, 1999 and the Closing Financial Statements and all other items reasonably requested by the CPA Firm. The "Adjusted Closing Financial Statements" shall be (i) the Closing Financial Statements in the event that (x) no Buyer's Objection is delivered to Sellers during the 15-day period specified above or (y) Sellers and Buyer so agree,
         (ii) the Closing Financial Statements, adjusted in accordance with the Buyer's Objection in the event that Sellers do not respond to Buyer's Objection within the 7-day period following receipt by Sellers of Buyer's Objection, or (iii) the Closing Financial Statement, as adjusted by either (x) the agreement of Sellers and Buyer or (y) the CPA Firm.

                  (c) Within ten business days following issuance of the Adjusted Closing Financial Statements, the adjustment payments payable pursuant to this Section 1.5(c) shall be paid by wire transfer of immediately available funds to a bank account designated by Buyer or Sellers, as the case may be. Buyer or Sellers, as the case may be, shall make an adjustment payment in respect of Net Book Value in an amount equal to the difference between (x) the amount equal to the Estimated Purchase Price less the Premium (the "Estimated Net Book Value") and (y) the Net Book Value as derived from the Adjusted Closing Financial Statements. The adjustment payment in respect of Net Book Value will be made by Sellers to Buyer to the extent that Net Book Value on the Adjusted Closing Financial Statements is less than Estimated Net Book Value and by Buyer to Sellers to the extent that Net Book Value on the Adjusted Closing Financial Statements is greater than Estimated Net Book Value. The Estimated Purchase Price as adjusted by such adjustment payment shall be the "Purchase Price" for the purposes of this Agreement. For the avoidance of doubt, it is expressly agreed and understood that the Threshold (as defined in Section 9.5) and other limitations on survival or otherwise in Article IX are not applicable with respect to any obligations under this Section 1.5. For the avoidance of doubt, it is further expressly agreed and understood that in calculating the Purchase Price hereunder there shall be no double counting so that the Holdback Amount shall be irrelevant for the purposes of this Section and no adjustment to the Estimated Purchase Price shall affect the Holdback Amount or result in Buyer having to make more than one payment of the Holdback Amount hereunder to the escrow agent under the Escrow Agreement.

                                   Article II

                                 RELATED MATTERS

         2.1 Confidentiality. Each party hereto and their respective Affiliates will hold, and will cause all of its consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all documents and information concerning the other party and their respective Affiliates furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by the party to which it was furnished, (ii) in the public domain through no fault of such party, or
(iii) later lawfully acquired from other sources by the party to which it was furnished), and each party will neither use such information nor release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with this Agreement, as well as to any others to whom disclosure may be required by applicable law. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained, except to the extent such information comes into the public domain through no fault of the party required to hold it in confidence; and such information shall not be disclosed to any employees or representatives of the party required to hold such information in confidence, except as is necessary to evaluate the transactions contemplated by this Agreement; and all such documents (including copies thereof) shall be returned to the other party immediately upon the written request of such other party, except to the extent copies are required to be retained to meet regulatory or other legal requirements. Without limiting the generality of the foregoing, Sellers agree to enforce any confidentiality agreements relating to the Business that have been entered into (including without limitation with any third parties that have acquired information in connection with any possible Acquisition Proposal whether before or after the date of this Agreement) and to cooperate and give reasonable assistance to Buyer in the enforcement thereof for the protection of the Business. In the case where such confidentiality agreements are to be enforced against individuals who are or were employees of the Business prior to Closing, Sellers shall bear the expenses thereof but shall be reimbursed by Buyer following Closing taking place. Otherwise, all expenses of enforcement of confidentiality agreements shall be borne by Buyer.

         2.2  Further Assurances; Access to Books and Records.

                  (a) After the Closing, each party hereto shall from time to time, at the request of the other party, (i) execute and deliver such other necessary instruments of conveyance and transfer as the other party may reasonably request, in order to more effectively consummate the transactions contemplated hereby and to vest in the other party good and marketable title to the assets being transferred hereunder (including, without limitation, assistance in the collection or reduction to possession of any of such assets being transferred hereunder, assignments of warranties and certificates of title) and
         (ii) provide to the other party such information as is, in the opinion of counsel to the other party, necessary to enable the other party to comply with applicable laws and regulations relating to the transactions contemplated hereby and the disclosure thereof.

                  (b) Buyer agrees that after the Closing, during normal business hours and upon reasonable prior notice, it will permit Sellers and its auditors, through their authorized representatives, to have access to and examine and take copies of (all under the supervision of Buyer's personnel and at Seller's expense) all books and records relating to the Acquired Assets which were acquired from Sellers (including but not limited to correspondence, memoranda, books of account and the like) and relating to events occurring prior to the Closing Date and to transactions or events occurring subsequent to the Closing Date which are related to or arise out of transactions or events occurring prior to the Closing Date.

                  (c) Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any governmental approval or application therefor, instrument, contract, lease, permit or other agreement or arrangement, or any claim, right or benefit arising thereunder or resulting therefrom, if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or affect adversely the rights of the Buyer or Sellers, and any transfer or assignment of any interest under any such instrument, contract, lease, permit or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained on or prior to the Closing Date, Sellers shall continue to use all reasonable efforts to obtain such approval or consent after the Closing Date until such time as such consent or approval has been obtained, and Sellers will cooperate with the Buyer in any lawful and economically feasible arrangement to provide that the Buyer shall receive the benefits under any such instrument, contract, lease, permit or other agreement or arrangement, including performance by Sellers as agent, if economically feasible, provided that the Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Buyer would have been responsible therefor if such consent or approval had been obtained. To the extent any of the rights and obligations with respect to an Acquired Asset or Assumed Liability are not transferred to Buyer, Buyer's sole rights under this Agreement with respect to Sellers' failure to obtain consent to the transfer thereof is as provided in this Section 2.2.

                  (d) The parties shall allocate on or before Closing the Purchase Price (other than the Holdback Amount for so long as it has not been released under the Escrow Agreement) among the Acquired Assets and the Assumed Liabilities except to the extent that modifications are necessary to reflect changes in the Acquired Assets and the Assumed Liabilities between the date hereof and the Closing Date or to the extent that modifications are necessary to reflect any adjustment made to the Estimated Purchase Price in order to establish the Purchase Price pursuant to Section 1.5(c), and the parties agree to report for state and federal Tax purposes in accordance with such allocation of the Purchase Price.

         2.3 Accounts Receivables/Prepayment Items Proceeds. The Sellers hereby agree to remit, or assign any claims they may have with respect to, and to endorse to Buyer any payment they receive after the Closing in respect of any Receivable/Prepayment Item as promptly as reasonably practicable, and in any event within three business days of receipt thereof.

         2.4 Assignment and Transfer Fees and Taxes. Buyer and Sellers shall cooperate reasonably with each other and keep each other reasonably informed in the preparation and filing of all legally required or permitted documentation relating to, and in the minimization or, if possible, the elimination of, fees or Taxes to be paid by Buyer or Sellers to any third party (including government entities) or each other (as a result of an indemnification provision or provision allocating responsibility) arising from the transfer and/or assignment from Sellers to Buyer of the Acquired Assets and the Assumed Liabilities, including but not limited to all documents for the purposes of sales and use or other similar Taxes and employment Taxes in every state and local jurisdiction on the attached Schedule 2.4. Without limiting the obligations of Sellers as set forth in this Section 2.4, Sellers shall use all commercially reasonable efforts to assist Buyer to obtain and deliver, at the earliest practicable date, to Buyer all legally required or permitted documentation which has the effect that Buyer is not liable for any amounts for sales or use or other similar Taxes and employment Taxes as a successor to the business or assets of the Sellers (or other comparable documentation under state or local law). Notwithstanding the foregoing, subject to any of the parties' right to attempt to minimize or, if possible, eliminate any fees or Taxes through negotiation or appeal, Buyer and Sellers will comply with all lawful instructions and/or requirements imposed by taxing or other governmental authorities resulting from or associated with the filing of the aforementioned documents.

         Sellers intend to negotiate a voluntary disclosure agreement with state taxing or governmental authorities in Illinois with respect to sales or use Taxes, including Illinois Retailers Occupation and Use Taxes, and employment
Taxes, in Illinois attributable to periods prior to the Closing. In such negotiations, Sellers are entitled to negotiate for the reduction or elimination of Sellers' Taxes provided that they do not hold out Buyer or make reference to Buyer as an alternative source for the payment of such Taxes. Buyer shall have the burden of proof in the event that Buyer asserts that any of Sellers have held out Buyer or made reference to Buyer as an alternative source for the payment of such Taxes. Sellers shall use reasonable efforts to reach such a voluntary disclosure agreement with state taxing or governmental authorities in Illinois within sixty (60) days of the date hereof, but if any of Sellers shall not have reached such agreement by such date, as a result of events substantially and reasonably beyond the control of Sellers, Sellers shall have the right to defer the Closing to a date ninety (90) days after the date hereof in the event that all conditions to Closing have otherwise been satisfied or waived prior to such date; provided that to the extent that Closing has been deferred for the reasons set forth above, Sellers shall have used their best efforts to have reached such an agreement within such ninety (90) period.

         Notwithstanding anything contained in this Agreement or any Exhibit or Schedule to the contrary, except for the immediately succeeding sentence, Buyer shall not make any filings with, notify, contact, or otherwise communicate with any Illinois revenue or taxing authorities, prior to five (5) days from the date of Closing, with respect to any of the Taxes, interest or penalties referred to in Section 6.5 or employment Taxes of Sellers. Notwithstanding the foregoing, to the extent that Buyer receives any communication or contact from such taxing authorities, to which Buyer believes it is legally required to respond, Buyer will inform Sellers of the communication or contact and make reasonable efforts in coordination with the Sellers to jointly develop a response to such communication or contact. If Buyer and Sellers cannot develop a mutually satisfactory response or disagree as to whether a response is required or the extent to which a response is required to meet Buyer's legal obligations, Buyer and Sellers agree to seek and abide by an opinion of an independent law firm, waiving any potential objections to the opinion and, with respect to such law firm, any potential or actual conflicts of interest that such law firm may have. Such counsel shall be requested to address in its opinion any statutory, regulatory or other authority which would permit Buyer to legally delay the date upon which such response is required. Such counsel shall be retained within a reasonable time with respect to the due date for response specified in the communication or contact from such revenue or taxing authority, but shall not exceed more than five (5) days from the date Buyer informs Seller of such communication or notice. Buyer and Sellers further agree that such opinion will be sought from a law firm recognized as experts in the field of state and local tax law in Illinois (such as, Horwood, Marcus & Berk, Chartered). The reasonable fees and expenses of such legal counsel shall be the responsibility of the Sellers.

         From the period beginning five (5) days prior to Closing and thereafter, Buyer, after an initial three (3) days prior written notice (which will only be required to be made by Buyer once under this Agreement) may file a completed application for a seller's permit and all other legally required permits and applications and make all legally required filings under such permits or registrations once granted, in order to conduct business in Illinois post Closing.

                                   Article III

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         For purposes of the representations and warranties made in this Article III as of the date hereof, "Transportation Equipment" shall mean the
Transportation Equipment listed on Exhibit A. For purposes of the representations and warranties made in this Article III as of the Closing Date, "Transportation Equipment" shall mean the Transportation Equipment specified in the Closing List. For purposes of the representations and warranties of Sellers contained herein, disclosure in any section of the Sellers Disclosure Schedule shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by Sellers which would reasonably call for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties; provided such disclosure is fair and accurate. The inclusion of any information in any section of the Sellers Disclosure Schedule or other document delivered by Sellers pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever. PLM and each other Seller hereby represents and warrants, jointly and severally, to Buyer as follows:

         3.1  Corporate Organization, Etc.

                  (a) Each Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization as listed in Section 3.1 of the Sellers Disclosure Schedule and has full power and authority, directly or indirectly, to own and lease the Acquired Assets and to carry on its business as presently conducted; and is duly qualified or licensed to do business as a foreign corporation in good standing in such other jurisdictions in which their direct or indirect ownership or possession of the Acquired Assets requires such qualification or, if one or more of the PLM Subsidiaries are not so qualified in any such jurisdiction, it or they can become so qualified in such jurisdiction without any material adverse effect upon the Acquired Assets.

                  (b) PLM Rental, TEC, PLM TEC, PLM Investment Management, and PLM FSI are direct and indirect wholly-owned subsidiaries of PLM.

         3.2 Authorization, Etc. The execution, delivery and performance by each Seller of this Agreement and the consummation by each Seller of the transactions contemplated hereby are within each Seller's powers and, except for the PLM Stockholder Approval for the sale by PLM of the Acquired Assets owned by it for itself and not the other Sellers, have been duly authorized by all necessary corporate action on the part of each Seller. The PLM Stockholder Approval is the only vote of the Sellers and the holders of any of the Sellers' equity or debt securities necessary in connection with the consummation of the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of each Seller, enforceable in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         3.3 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provision of the Certificate of Incorporation, bylaws or other organizational documents of any Seller, or, except as specified in Section 3.3 of the Sellers Disclosure Schedule, violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon any of the Acquired Assets under any agreement or commitment with respect to the Acquired Assets to which any Seller is a party or by which any Seller is bound, or to which any of the Acquired Assets is subject, or violate any statute or law or in any respect any judgment, decree, order, regulation or rule of, or proposed settlement before, any court or governmental authority.

         3.4  Title to Assets; Encumbrances.

                  3.4.1 Owned Transportation  Equipment.  Except as set forth in
         Section  3.4.1  of  Sellers  Disclosure  Schedule  and  except  for the
         Customer Equipment Leases and liens that a lessee is required to discharge, all such Owned Transportation Equipment is free and clear of all title defects, liens, claims, charges, security interests or other encumbrances of any nature whatsoever including, without limitation, chattel mortgages, conditional sales contracts, purchase options, collateral security arrangements and other title or interest retention arrangements, has been duly registered and licensed by appropriate governmental authorities, which registration is in full force and effect, and all registration and license fees due and payable relating to the Owned Transportation Equipment have been paid, and each unit of Owned Transportation Equipment has a valid license plate, registration, and certificate of title corresponding to such unit of Owned Transportation Equipment. The liens or encumbrances over any of the Acquired Assets or Assumed Liabilities securing the Senior Loan referred to in Section 3.4.1 of Sellers Disclosure Schedule shall have been released and discharged as of Closing. Exhibit A-1 contains, and the Closing List as of the Closing Date will contain, a fair, complete and accurate list of all Owned Transportation Equipment and a fair, complete and accurate description of the information disclosed under the categories addressed therein. Except as specifically identified in
         Section 3.4.1 of the Sellers Disclosure Schedule, all units that are off-lease of the Owned Transportation Equipment are in roadworthy, cargoworthy condition without incurring in excess of $500 of repairs (excluding the cost of repairing and replacing tires associated with normal wear and tear).

                  3.4.2 TRAC Lease. Sellers have made available to Buyer current, correct and complete copies of all TRAC Leases and all amendments, modifications, renewals and addenda to such TRAC Leases. Each Seller has valid and effective TRAC Leases relating to all of the TRAC Lease Transportation Equipment which it purports to lease as lessee as of the date hereof as set forth on Exhibit A-3 hereto and, as of the Closing Date, will have valid and effective leasehold interests pursuant to the relevant TRAC Leases to all of the TRAC Lease Transportation Equipment listed on the Closing List. Except as set forth in Section 3.4.2 of the Sellers Disclosure Schedule, each TRAC Lease is valid, binding and enforceable in accordance with its terms (except as enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to creditors' rights generally and to general principles of equity), and is in full force and effect; there are no existing material defaults thereunder; no event of default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default thereunder. Except as set forth in Section 3.4.2 of the Sellers Disclosure Schedule and except for TRAC Leases and the Customer Equipment Leases and liens that a lessee is required to discharge, all such TRAC Lease Transportation Equipment is free and clear of all title defects, liens, claims, charges, security interests or other encumbrances of any nature whatsoever including, without limitation, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements, has been duly registered and licensed by appropriate governmental authorities, which registration is in full force and effect, and all registration and license fees due and payable relating to the TRAC Lease Transportation Equipment have been paid, and each unit of TRAC Lease Transportation Equipment has a valid license plate, registration, and certificate of title corresponding to such unit of TRAC Lease Transportation Equipment. Exhibit A-3 contains, and the Closing List as of the Closing Date will contain, a fair, complete and accurate list of all TRAC Lease Transportation Equipment and TRAC Leases and a fair, complete and accurate description of the information disclosed under the categories addressed therein. Except as specifically identified in
         Section 3.4.2 of the Sellers Disclosure Schedule, all units that are off-lease of the TRAC Lease Transportation Equipment are in roadworthy, cargoworthy condition without incurring in excess of $500 of repairs (excluding the cost of repairing and replacing tires associated with normal wear and tear).

                  3.4.3 Equipment Purchase Orders. Exhibit A-4 contains, and the Closing List shall contain, a complete and accurate list of all Equipment Purchase Orders Sellers have entered into (including without limitation details of specifications and delivery dates). Sellers have made available to Buyer current, correct and complete copies of all Equipment Purchase Orders and all amendments, modifications, renewals and addenda to such Equipment Purchase Orders. Except as set forth in
         Section 3.4.3 of the Sellers Disclosure Schedule, to Sellers' Knowledge each Equipment Purchase Order is valid, binding and enforceable in accordance with its terms (except as enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to creditors' rights generally and to general principles of equity), and is in full force and effect.

                  3.4.4 Customer Equipment Leases. Exhibit A-2 contains as of May 15, 2000, and the Closing List shall contain, a complete and accurate list of all Customer Equipment Leases, which are constituted only of either Rental Contracts or Term Leases. Exhibit A-2 identifies the amount of each security and other deposit paid to or deposited with Sellers under the terms of the relevant Customer Equipment Lease. Exhibit A-2 identifies, and the Closing List shall identify, each Customer Equipment Lease as either a Rental Contract or a Term Lease. Each Customer Equipment Lease constituting a Rental Contract is documented in substantially the form that is included in Exhibit A-2. All Customer Equipment Leases constituting Term Leases are listed and described in Exhibit A-2, and Buyer has been provided a copy of all such Term Leases. Except as set forth in Section 3.4.4 of the Sellers Disclosure Schedule, to Sellers' Knowledge each Customer Equipment Lease is valid, binding and enforceable in accordance with its terms (except as enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to creditors' rights generally and to general principles of equity), and is in full force and effect; to Sellers' Knowledge there are no existing material defaults thereunder; to Sellers' Knowledge no event of default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default thereunder; and subject to the TRAC Leases, to Sellers' Knowledge and except for liens that a lessee is required to discharge, the Customer Equipment Leases are free and clear of any liens, charges, encumbrances, pledges or other rights of others of any nature or kind related to or affecting the rental and other payments due under the Customer Equipment Leases.

                  3.4.5 Other Agreements. Other than with respect to liabilities of no more than $5,000 in aggregate, Schedule 1 prepared as of the Closing Date and Exhibits A through C and the Closing List shall contain, a complete, fair and accurate list of each of the Acquired Assets (other than Inventory) and Assumed Liabilities. Sellers have made available to Buyer current, correct and complete copies of all such other agreements and all amendments, modifications, renewals and addenda to such other agreements. Section 3.4.5 of the Sellers Disclosure Schedule contains, and will contain as of the Closing Date, a complete list of the nature, scope and dollar amounts of coverage of all insurance policies relating to the Business maintained by Sellers and of the nature of coverage maintained by third parties for the benefit of Sellers under Customer Equipment Leases. All such insurances have been obtained and maintained consistent with Sellers' past policies, practices and procedures. To the Knowledge of Sellers, no event, circumstance or occurrence has occurred which has resulted in or could result in the invalidation of any claim under such insurances insofar as they relate to Transportation Equipment that is off-lease or the invalidation of any policy or in material adjustment in the amount of the premiums relating thereto insofar as they relate to Transportation Equipment that is off-lease.

                  3.4.6 Facilities. Exhibit B contains, and the Closing List shall contain, a complete and accurate list of all Leased Facilities, Subleased Facilities, Facility Leases and Facility Subleases. Sellers own no real property relating to the Business. Each Seller is the owner and holder of all the leasehold estates purported to be granted to it by Facility Leases listed on Exhibit B-1 hereto, and all such Facility Leases, and all Facility Subleases listed on Exhibit B-2, constitute valid and binding obligations of such Seller (except as enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws related to creditors' rights generally and general principles of equity), and are in full force and effect. Except as set forth in Section 3.4.6 of the Sellers Disclosure Schedule, (a) all rent and other sums and charges payable under any Facility Lease or Facility Sublease are current, (b) no notice of default, termination or breach or a condition or limitation has been received by any Seller with respect to any such Facility Lease or Facility Sublease, (c) no event or condition has occurred or exists which, with the giving of notice or the lapse of time or both, would constitute a default or breach of a condition or limitation or give rise to a right of termination by the lessor under any such Facility Lease or, to Seller's Knowledge, by the lessee under any such Facility Sublease and (d) the leasehold interest in and leasehold estate under each Facility Lease is held by the relevant Seller free and clear of all liens except for the Facility Subleases. Sellers have made available to Buyer current, correct and complete copies of all Facility Leases referred to in Exhibit B-1 hereto and all Facility Subleases referred to in Exhibit B-2 hereto and all amendments, modifications, renewals and addenda to such Facility Leases and Facility Subleases. Sellers have not been notified of any lis pendens or other filings regarding the pendency of any litigation or claim affecting any Leased Facility. Except for the Facility Subleases or as set forth in Section
         3.4.6 of the Sellers Disclosure Schedule, no Seller owns or holds nor is obligated under, or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of any portion of or interest in any Leased Facility. Except for the Facility Subleases, no Seller is the lessor, sublessor or grantor under any lease or contract granting to another person any right to the possession, use occupancy or enjoyment of any Leased Facility. Except as set forth in Section 3.4.6 of the Sellers Disclosure Schedule, no condemnation proceeding or other regulatory action is pending or, to Sellers' knowledge, threatened, which would preclude or impair the use of any Leased Facility.

                  3.4.7 Other Assets. Exhibit C-1 sets forth, and the Closing List will contain, a complete list of the Other Assets.

         3.5 Litigation. Except as disclosed in Section 3.5 of the Sellers Disclosure Schedule, there is no action, suit, inquiry, proceeding, arbitration or investigation by or before any court or governmental or other regulatory or administrative agent or commission pending or, to the Knowledge of Sellers, threatened against any Seller which relates to the Acquired Assets or the Assumed Liabilities or which challenge the validity of this Agreement or any action taken or to be taken by Sellers pursuant to this Agreement or in connection with the transactions contemplated hereby. No Seller is subject to any judgment, order or decree entered in any lawsuit or proceeding which may have an adverse effect on the Acquired Assets, or the operation thereof.

         3.6 Consents and Approvals of Governmental Authorities. No consent, approval or authorization of any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by any Seller or the consummation by it of the transactions contemplated hereby other than compliance by the Closing with any applicable requirements of the HSR Act and the Securities Exchange Act of 1934.

         3.7 Consents. Except as set forth in Section 3.7 of the Sellers Disclosure Schedule, no consent of any person other than PLM Stockholder Approval is necessary to the consummation of the transactions by any Seller or any of the Partnerships contemplated hereby, including, without limitation, consents from parties to loans, contracts, leases or other agreements and consents from governmental agencies, whether federal, state or local. The consents required with respect to item 4 of Section 3.3 of the Sellers Disclosure Schedule and item 2 of Section 3.7 of the Sellers Disclosure Schedule shall have been obtained and any liens or encumbrances arising in connection therewith shall have been released and discharged as against the Acquired Assets and the Assumed Liabilities as of Closing.

         3.8 Compliance with Law. To Sellers' Knowledge, the operations relating to the Acquired Assets have been conducted in accordance with all applicable laws, regulations and other requirements of all national governmental authorities, and of all states, municipalities and other political subdivisions and agencies thereof, having jurisdiction over Sellers, including, without limitation, all such laws, regulations and requirements relating to antitrust, consumer protection, environmental, zoning and land use, currency exchange, equal opportunity, health, occupational safety, pension, securities and trading with-the-enemy matters. Since June 1, 1998, no Seller has received any notification of any asserted present or past failure by any Seller to comply with such laws, rules or regulations.

         3.9 Assignment. Each Seller has complete and unrestricted power and the unqualified right to sell, assign, transfer and deliver to Buyer, and upon consummation of the transactions contemplated by this Agreement, Buyer will acquire, good, valid and marketable title to the Acquired Assets, and, in the case of the Assumed Liabilities, TRAC Lease Transportation Equipment and the Leased Facilities, legal, valid and enforceable possessory rights therein, free and clear of all mortgages, pledges, liens, claims, purchase options, security interests, encumbrances or charges of any kind, except for those listed in
Section 3.4.1 or 3.4.2 or 3.9 of the Sellers Disclosure Schedule or as contemplated by Section 3.4.1 or 3.4.2 hereof. Any liens or encumbrances arising in connection with item 4 of Section 3.3 of the Sellers Disclosure Schedule and item 2 of Section 3.7 of the Sellers Disclosure Schedule shall have been released and discharged as against the Acquired Assets and the Assumed Liabilities as of Closing. The Sellers Bill of Sale and the deeds, endorsements, assignments and other instruments to be executed and delivered to Buyer by Sellers at the Closing will be valid and binding obligations of Sellers enforceable in accordance with their terms (except as enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general principles of equity), and will effectively vest in Buyer good, valid and marketable title to the Acquired Assets, and, in the case of TRAC Lease Transportation Equipment and the Leased Facilities, legal, valid and enforceable possessory rights therein. If in accordance with Section 8.6 Sellers are unable to obtain the consent of any lessor under one or more of the TRAC Leases or the lender under the Mees Pierson Facility and Buyer has waived the requirement to obtain such consent and the parties have consummated the transactions that are the subject of this Agreement, then without prejudice to Section 8.6 all obligations and liens or encumbrances arising under the relevant TRAC Lease(s) or the Mees Pierson Facility, as the case may be, shall have been discharged and released, and Buyer will acquire, good, valid and marketable title to the Owned Transportation Equipment to the extent the subject thereof, free and clear of all liens and encumbrances and applicable ownership rights of any lessor under the relevant TRAC Lease(s) or the lender under the Mees Pierson Facility, as the case may be

         3.10 Brokerage. Except for Imperial Capital, LLC ("Imperial"), Sellers have not retained any broker or finder in connection with the transactions contemplated by this Agreement. All fees of Imperial shall be exclusively for the account of Sellers, and any brokerage or finder's fee due to any broker or finder in violation of the foregoing representation shall be paid by Sellers.

         3.11 Insider Interests. No officer or director of any Seller nor any Affiliate of any Seller has any interest in any property, real or personal, tangible or intangible, including without limitation, inventions, patents, trademarks or trade names, used in or pertaining to the Acquired Assets or the Assumed Liabilities. None of the Assumed Liabilities will include any amount or liability owing to any Seller except as listed on Section 3.11 of the Sellers Disclosure Schedule.

         3.12  Environmental, Health and Safety.

                  (a) (i) Each Seller has complied with all Environmental, Health and Safety Laws; and (ii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed, commenced or, to the Knowledge of Sellers threatened, against any Seller alleging any failure so to comply. Each Seller has obtained and been in compliance with all of the terms and conditions of all permits, licenses and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, all Environmental, Health and Safety Laws.

                  (b) Each Seller has not handled, disposed of, arranged for the disposal of or exposed any individual to any substance, material or condition or owned or operated any property or facility in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand under any Environmental, Health and Safety Laws or otherwise against the Business or any Seller giving rise to any liability for damage to any Leased Facility (surface or subsurface), or for any illness of or personal injury to any individual.

                  (c) To the Knowledge of Sellers, there are no past or present actions, activities, circumstances, conditions, events or incidents under any Environmental, Health and Safety Laws or otherwise which could form the basis of any claim against the Business or the Acquired Assets or against any person or entity whose liability for any claim the Business has or may have retained or assumed either contractually or by operation of law.

                  (d) To the Knowledge of Sellers, none of the Transportation Equipment has been used other than in compliance with Environmental, Health and Safety Laws.

         3.13 Accounts and Notes Receivable. Exhibit C-4 sets forth as of May 12, 2000, and the Closing List will contain, a complete list of Receivables/Prepayment Items. Except as set forth in Section 3.13 of the Sellers Disclosure Schedule, all of the Receivables/Prepayment Items and notes receivable (including direct financing leases and rental receivables) owing to Sellers as of the date hereof constitute, and as of the Closing Date will constitute valid claims arising from bona fide transactions in the ordinary course of business, and as of the date hereof Sellers have not received any written notice denying such obligations or asserting rights to set-off. None of the Receivables/Prepayment Items have been pledged to any third party. All loss reserves relating to the Business have been created and maintained consistent with Sellers' past policies, practices and procedures, including without limitation with respect to Ameriserv and other bankruptcies. For the avoidance of doubt, it is expressly agreed and understood that the Receivables/Prepayment Items acquired by Buyer hereunder are those Receivables/Prepayment Items related to or arising from the Acquired Assets or the Assumed Liabilities as of the Closing Date.

         3.14 Mees Pierson Facility. Except as set forth in Section 3.14 of the Sellers Disclosure Schedule, the Mees Pierson Facility is valid, binding and enforceable in accordance with its terms (except as enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to creditors' rights generally and to general principles of equity), and is in full force and effect; there are no existing material defaults thereunder; and no event of default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default thereunder. Sellers have made available to Buyer a current, correct and complete copy of the Mees Pierson Facility and all amendments, modifications, renewals and addenda to the Mees Pierson Facility.

         3.15 SEC Filings; Financial Statements. PLM's consolidated revenues for refrigerated and dry van trailers for its fiscal years ended December 31, 1997 and December 31, 1998 were respectively $5,544,000 and $9,744,000. Utilization of Sellers' refrigerated trailers increased from 62% in 1998 to approximately 76% in 1999. Utilization of Sellers' dry vans decreased from approximately 77% in 1998 to approximately 74% in 1999. Transportation Equipment has been depreciated by Sellers on a straight-line method down to such equipment's estimated salvage value. During the three months ended March 31, 2000 Sellers purchased Transportation Equipment for $5,500,000.00 and sold Transportation Equipment with a net book value of $58,000.00 for $45,000.00. As of May 2, 2000 Sellers had committed to purchase $19,700,000.00 of Transportation Equipment. The information presented in Note 9 regarding the trailer leasing segment in PLM's Notes to Consolidated Financial Statements March 31, 2000 as filed in PLM's Quarterly Report on Form 10Q for the period ended March 31, 2000 fairly presents the information stated therein insofar as it is applicable to the Acquired Assets and Assumed Liabilities.

         3.16 Absence of Certain Changes or Events.  Except as listed on Section
3.16 of the Sellers Disclosure Schedule, since December 31, 1999, there has not been (i) any Business Material Adverse Effect, (ii) any material loss or damage (whether or not covered by insurance) to any of the Acquired Assets, which materially affects or impairs the ability of any Seller to conduct the Business, or any other event or condition of any character which has materially and adversely affected the business or operation of the Business, (iii) any mortgage or pledge of any of the Acquired Assets or the Assumed Liabilities other than in the ordinary course of business, (iv) any indebtedness incurred by any Seller creating an encumbrance on the Acquired Assets or the Assumed Liabilities other than in the ordinary course of business, (v) any contract or other transaction entered into by any Seller relating to, or otherwise affecting in any way, the Acquired Assets or the Assumed Liabilities, other than in the ordinary course of business, (vi) any sale or transfer of the Acquired Assets or the Assumed
Liabilities, except in the ordinary course of business, (vii) any material changes in the accounting systems, accounting policies or accounting practices of any Seller, (viii) any waiver by any Seller of any rights affecting the Acquired Assets or the Assumed Liabilities which have any material value, and
(ix) no person has made or, to the Knowledge of the Sellers, threatened to make any claim that the operation of the Business is in violation or infringement of any patent, patent license, tradename, trademark, servicemark, copyright, know-how or other proprietary or trade right (collectively, "Intellectual Property Rights") of any third party. Since December 31, 1999, the Business has been conducted in all respects only in the ordinary course.

         3.17 Taxes. Each Seller has made all withholding of Taxes required to be made under all applicable tax laws and regulations. No claim has ever been made by any authority in any jurisdiction in which no Tax return has been filed with respect to the Business that any of the Sellers or the Business is or may be subject to Tax in that jurisdiction. Subject as set forth in the second paragraph of Section 6.5, Buyer will not be liable for any Taxes attributable to any Seller as a result of the consummation of the transactions contemplated by this Agreement. None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Section 280G of the Code or an obligation to pay sales or use Taxes in any jurisdiction with respect to transactions of Sellers arising prior to Closing.

         3.18 Conduct of Business. Except for rights of PLM under the License of PLM Name, those overhead facilities, personnel, working capital, insurance policies (except to the extent claims, rebates, recoveries or proceeds comprise Receivables/Prepayment Items), or functions or services to be provided by Sellers under the Transition Services Agreement, the Acquired Assets and Assumed Liabilities, when taken together with those assets or agreements that are being concurrently purchased by Buyer pursuant to the Partnerships Asset Purchase Agreement, constitute all of the assets and agreements of Sellers, Affiliates of Sellers and the Partnerships that are necessary for the operation of the Business as presently conducted by Sellers, Affiliates of Sellers and the Partnerships including constituting all or substantially all of the operating assets and goodwill of the Business.

         3.19 Employees. No payments will be required to be made by Buyer to those employees who accept employment by Buyer effective as of the Closing as a result of the consummation of this Agreement, except to the extent set forth in the second sentence of Section 6.4. No employee of the Business is a member of a union and there is no collective bargaining agreement relating to any of the employees of the Business and no efforts have been made to organize for union or collective bargaining purposes any such employees. None of Sellers, nor any trade or business, whether or not incorporated, that would be treated as a single employer with any of Sellers under Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 414(b),
(c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code"), maintains, contributes to, or is obligated to contribute to, or has ever maintained, contributed to or been obligated to contribute to, any employee benefit plan that is subject to Title IV of ERISA or Section 412 of the Code.

         3.20 Material Misstatements or Omissions. No representation or warranty by any Seller and no document, certificate or other information furnished in Sellers Disclosure Schedule or the Closing List or any Schedule or Exhibit hereto or required hereunder to be furnished to Buyer, in the context of the other representations or warranties by any Seller or any other information furnished in Sellers Disclosure Schedule or any Schedule or Exhibit hereto or required hereunder to be furnished to Buyer as a whole, contains or will contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements of fact contained herein or therein, in light of the circumstances in which they are made, not misleading.

         3.21 License of PLM Name. PLM is the exclusive owner of the entire and unencumbered right, title and interest in and to the Service Marks (as defined in the License of PLM Name) that are the subject of the License of PLM Name and such Service Marks are subsisting and have not been adjudged invalid or unenforceable, in whole or in part.

         3.22 No Other Warranties or Representations. SUBJECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III, SELLERS MAKE NO WARRANTY THAT ANY OF THE ACQUIRED ASSETS ARE MERCHANTABLE OR FIT FOR ANY PARTICULAR PURPOSE NOR IS THERE ANY OTHER WARRANTY OR CONDITION WITH RESPECT THERETO, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT WITH RESPECT TO SUCH ACQUIRED ASSETS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OR CONDITIONS WITH RESPECT TO THE MERCHANTABLE QUALITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY SUCH ACQUIRED ASSETS, PROPERTIES AND PRODUCTS WHICH MIGHT OTHERWISE BE IMPLIED BY THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, BUYER SPECIFICALLY ACKNOWLEDGES THAT THE ACQUIRED ASSETS BEING TRANSFERRED AND CONVEYED PURSUANT TO THIS AGREEMENT ARE BEING SOLD AND PURCHASED ON AN "AS IS" AND "WHERE IS" BASIS AND THAT NO WARRANTY OF COLLECTIBILITY OF ANY SPECIFIC RECEIVABLE/PREPAYMENT ITEM OR NOTE RECEIVABLE IS MADE UNDER THIS AGREEMENT.

                                   Article IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Sellers as follows:

         4.1 Corporate Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

         4.2 Authorization, Etc. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within Buyer's corporate power and authority and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes a valid and binding agreement of Buyer, enforceable in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         4.3 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provisions of the Certificates of Incorporation or bylaws of Buyer, or violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon any property or assets of Buyer under, any material agreement or commitment to which Buyer is a party or by which Buyer is bound, or to which the property of Buyer is subject, or materially violate any statute or law or in any material respect any judgment, decree, order, regulation or rule of any court or governmental authority.

         4.4 Consents and Approvals of Governmental Authorities. No consent, approval or authorization of any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Buyer or the consummation by it of the transactions contemplated hereby other than compliance by the Closing with any applicable requirements of the HSR Act.

         4.5 Litigation. There is no material action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the Knowledge of Buyer, threatened against Buyer or any of its Affiliates which challenges the validity of this Agreement or any action taken or to be taken by Buyer pursuant to this Agreement or in connection with the transactions by Buyer contemplated hereby.

         4.6 Consents. Except as set forth in section 3.7 of the Sellers Disclosure Schedule, no consent of any person is necessary to the consummation of the transactions by Buyer contemplated hereby, including, without limitation, consents from parties to loans, contracts, leases or other agreements and consents from governmental agencies, whether federal, state or local.

         4.7  Brokerage.  Except  for  J.P.  Morgan  & Co.  Incorporated  ("J.P.
Morgan"), Buyer has not retained any broker or finder in connection with the transactions contemplated by this Agreement. All fees of J.P. Morgan shall be exclusively for the account of Buyer, and any brokerage or finder's fee due to any broker or finder in violation of the foregoing representation shall be paid by Buyer.

         4.8 Funding. Buyer has immediately available funds sufficient to make all of its payment obligations hereunder at the times set forth herein.

                                    Article V

                               COVENANTS OF SELLER

         Sellers hereby covenant and agree with Buyer:

         5.1 Full Access. Sellers shall afford to Buyer, its counsel, accountants and other representatives full access (under supervision of Sellers' personnel and at Buyer's expense) prior to the Closing Date to the offices, facilities, properties, books and records of Sellers in order that Buyer may have full opportunity to make such investigations as it shall desire to make of the affairs of Sellers with respect to the Acquired Assets, TRAC Lease Transportation Equipment, the Leased Facilities and the Assumed Liabilities; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the businesses of Sellers.

         5.2 Consents. Sellers will use all commercially reasonable efforts to obtain, prior to the Closing, all consents necessary to be obtained by Sellers and will cooperate reasonably in obtaining all approvals and consents necessary to be obtained by Buyer in connection with the consummation of the transactions contemplated hereby. All such consents if obtained will be in writing, and executed counterparts thereof will be delivered to Buyer at or prior to the Closing.

         5.3 HSR Act Filings. Promptly following the date hereof, the Sellers shall make any and all filings which are required under the HSR Act. The Sellers will furnish to Buyer such necessary information and reasonable assistance as Buyer may request in connection with its preparation of necessary filings or submissions under provisions of the HSR Act. The Sellers will supply Buyer copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between any of the Sellers or their representatives, on the one hand, and the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or any other governmental agency or authority or members of their respective staffs on the other hand, with respect to this Agreement or the transactions contemplated hereby, other than confidential or proprietary information therein.

         5.4 Proxy Statement; Stockholders' Meeting. In connection with the PLM Stockholder Approval, after the date hereof PLM will promptly prepare and file with the SEC a proxy statement (the "PLM Proxy Statement"), soliciting the PLM Stockholder Approval. The PLM Proxy Statement shall be filed no later than the date that the proxy statement for the annual meeting of PLM is filed and such proxy statement for such annual meeting may comprise part of the PLM Proxy Statement. PLM will promptly respond to any comments of the SEC, and will cause the PLM Proxy Statement to be mailed to all stockholders of PLM at the earliest practicable time and in any event no later than the proxy statement for the annual meeting of PLM, notwithstanding any exercise of its fiduciary-out pursuant to Section 5.12. PLM will notify Buyer promptly upon the receipt of any comments from the SEC or its staff of any request by the SEC or its staff for amendments or supplements to the PLM Proxy Statement or for additional information, and will supply Buyer with all such portions of correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, as relate to the PLM Proxy Statement insofar as it relates to the transaction the subject of this Agreement. Buyer shall be afforded a reasonable opportunity to review the PLM Proxy Statement and all other related proxy materials insofar as affecting Buyer. PLM shall duly call, hold and convene its stockholders' meeting to obtain the PLM Stockholder
Approval as promptly as practicable after the date on which the PLM Proxy Statement is mailed to its stockholders. PLM shall solicit from its stockholders proxies in favor of the PLM Stockholder Approval, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the Delaware General Corporation Law and the certificate of incorporation and bylaws of the Company to obtain such approval. Unless acting in compliance with the specific terms of the fiduciary-out provided pursuant to
Section 5.12, the Board of Directors of PLM shall unanimously recommend that PLM's stockholders vote in favor of the PLM Stockholder Approval, the PLM Proxy Statement shall include a statement to such effect, and neither the Board of Directors of PLM nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify such unanimous recommendation.

         5.5 Certificates. At the Closing, Sellers will furnish Buyer with such certificates of their respective officers to evidence compliance with the covenants set forth in this Article V.

         5.6 Agreements. Sellers shall deliver to Buyer on the Closing Date executed counterparts of the documents set forth in Section 1.4(b) hereof.

         5.7 Delivery of Assets and Documents. Sellers will deliver the items set forth in Section 1.4(b)hereof.

         5.8 Regular Course of Business. Except as otherwise required by the terms of this Agreement, Sellers will promptly provide to Buyer a copy of all PLM SEC Reports and will:(i) not take or, if within Sellers' control, suffer or permit any action, which would render untrue any representations and warranties contained in this Agreement (ii) take any commercially reasonable action, in any one instance up to $10,000.00 and in a maximum aggregate of instances under this Agreement and the Partnerships Asset Purchase Agreement up to $250,000.00, to cure, to the extent capable of cure, any inaccuracy in any representation or warranty contained in this Agreement, (iii) operate the Acquired Assets and the Assumed Liabilities in the ordinary and usual course, substantially in the same manner as heretofore operated, and (iv) not institute any new methods of purchase, sale, lease, management, accounting or operation or engage in any transaction, enter into any agreement or make any commitment that is not in the ordinary course of the business unless required by law. Without limiting the generality of the foregoing, except as otherwise contemplated by the terms of this Agreement, from the date hereof until the Closing, Sellers will: (a) maintain the Acquired Assets consistent with past practice; (b) keep in full force and effect, to the extent commercially reasonable, insurance comparable in amount and scope of coverage to that now maintained; (c) perform in all material respects all obligations under all material contracts of the Business and not defer necessary maintenance; (d) maintain the books of account and records and loss reserves of the Business in the usual and regular manner, and not sell or encumber the Acquired Assets or the Assumed Liabilities other than in the ordinary course of business; (e) not, except with Buyer's consent which consent will not be unreasonably withheld, delayed or conditioned, approve any new individual capital expenditures in excess of $10,000.00 (excluding Purchase Order Transportation Equipment), incur any liability that would otherwise constitute any of the Assumed Liabilities (excluding Customer Equipment Leases) in excess of $10,000.00, transfer, encumber or otherwise deal with any of the Acquired Assets having a book value or fair market value in any one transaction in excess of $50,000.00, and vary the pricing schedule for Customer Equipment Leases other than in accordance with Sellers' past pricing practices and procedures; (f) comply in all material respects with all laws and regulations applicable to the Business; (g) maintain and protect all Intellectual Property Rights relating to the Business; and (h) not make, other than in the ordinary course of business, any change in any benefit plan or compensation to officers, directors or employees or adopt any new benefit Plan relating to its employees who work primarily for the Business, provided that any change affecting any senior executive that is not of broad application to employees at large shall be deemed to be outside the ordinary course of business. Sellers may fill vacancies for positions as employees of the Business in the ordinary course of business other than with respect to senior executives.

         5.9 Business Relations. Sellers shall use their best efforts to preserve for Buyer the Business and the relationships with licensors, lessors, creditors, suppliers, distributors, customers, depots, employees and others having business relations with respect to the Acquired Assets, the Assumed Liabilities and the Business.

         5.10 No Default. Sellers shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any Assumed Liability or any material contract or commitment of Sellers with respect to the Transportation Equipment or Leased Facilities.

         5.11  Intentionally Omitted.

         5.12  Exclusivity.

         (a) Until the earlier of (i) the Closing or (ii) the date of termination of this Agreement pursuant to the provisions of Article X (the "Exclusivity Period"), each of Sellers shall not, and shall not authorize or permit any of its officers, directors or employees or any investment banker, attorney or other advisor or representative retained by any of them to directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations  regarding,  or  furnish  to  any  person  or  entity  any non-public information with respect to, or take any action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal,
         (iii) engage in discussions with any person or entity with respect to any Acquisition Proposal, or (iv) enter into any letter of intent or any agreement relating to any Acquisition Proposal; provided, however, that at any time prior to obtaining the PLM Stockholder Approval, the Board of Directors of PLM, in response to a Superior Proposal, may authorize Sellers to (x) furnish non-public information with respect to Sellers to the person or entity which made such Acquisition Proposal pursuant to a customary written confidentiality agreement, and (y) participate in negotiations and discussions regarding such Acquisition Proposal. PLM will immediately cease and cause to be terminated any existing activities, discussions and negotiations conducted prior to the date hereof with respect to any Acquisition Proposal with any third party. PLM shall provide Buyer with (i) at least 48 hours prior notice of any meeting of the Board of Directors of PLM at which they are reasonably expected to consider an Acquisition Proposal, and (ii) five business days prior written notice of a meeting of the Board of Directors, or any committee thereof, at which they are reasonably expected to withdraw, amend or modify their unanimous recommendation to vote in favor of PLM Stockholder Approval or to make the determination to recommend instead a Superior Proposal.

                  (b) During the Exclusivity Period, each of the Sellers also agree to:

         notify Buyer immediately upon receiving any inquiry from any person or entity relating to any Acquisition Proposal; and

                  disclose the identity of any person or entity, making a bona fide offer relating to an Acquisition Proposal, the terms and conditions of such offer, and keep Buyer fully informed on a current basis of the status and details of any Acquisition Proposal.

                  (c) Each of the Sellers acknowledges that this Section 5.12 was a significant inducement for Buyer to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the Purchase Price or (ii) a failure to induce Buyer to enter into this Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions of this
         Section 5.12 were not performed in accordance with their specific terms or were otherwise breached. The parties hereto agree that Buyer shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 5.12 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Buyer may be entitled at law or in equity.


         5.13  Notification; Updates to Disclosure Schedule.

                  (a) During the period between the date hereof and the Closing, the Sellers shall promptly notify Buyer in writing of the discovery by any of the Sellers of: any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of or inaccuracy in any representation or warranty made by the Sellers in this Agreement; any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of or inaccuracy in any representation or warranty made by the Sellers in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; any breach of any covenant or obligation of any of the Sellers contained in this Agreement; and any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Article VIII impossible or unlikely.

                  (b) If any  event,  condition,  fact or  circumstance  that is required to be disclosed pursuant to this Section 5.13 requires any change in any disclosure schedule hereunder, or if any such event, condition, fact or circumstance would require such a change assuming the disclosure schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Sellers shall promptly deliver to Buyer an update to the disclosure schedule (a "Disclosure Schedule Update") specifying such change. No such Disclosure Schedule Update shall be deemed to supplement or amend the disclosure schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Sellers in this Agreement as of the Closing, or (ii) determining whether the conditions set forth in Article 8 have been satisfied; provided, however that the Closing of the transaction contemplated by this Agreement will be deemed a waiver by Buyer of any untrue representation or warranty made by Sellers if and to the extent such inaccuracy is fairly and accurately disclosed in any of Sellers Disclosure Schedules or any such Disclosure Schedule Update.

         5.14 Employees of the Buyers. Each of the Sellers agrees that Buyer is under no obligation to offer to or to hire any employee of the Business and agrees (i) to cooperate in Buyer's efforts to hire those employees of the Business designated by Buyer; (ii) to advise Buyer of the terms and conditions of employment (including existing severance, retirement benefits, etc.) of all such employees; (iii) to make such employees available for interview by Buyer; and (iv) to encourage all such employees as are selected by Buyer to consider employment with Buyer. In addition, for those employees whom Buyer has agreed to hire and who have agreed to become employees of Buyer effective as of the Closing ("New Hires"), each of the Sellers agrees during the period between the date hereof and the Closing (i) not to terminate the employment of any of the New Hires (other than for cause in line with Sellers' current employment policies) without the express written permission of Buyer (which shall not be unreasonably withheld); and (ii) to continue to pay the compensation, withhold and pay taxes and other deductions, provide the benefits to which the New Hires are entitled pursuant to federal and state law and pursuant to the policies and practices of Sellers.

         5.15 Change of Name of PLM Rental. Within 30 days following the Closing, Sellers shall have changed the name of PLM Rental to another name not confusingly similar to the current name of PLM Rental and provided evidence of the amendment of PLM Rental's charter for this purpose having taken effect in PLM Rental's state of incorporation and in any state that such corporation is qualified to do business.

         5.16 Filing of Material Contracts of PLM. PLM shall file with the Securities and Exchange Commission this Agreement, the Non-Competition Agreement and the License of PLM Name (in each case without Exhibits or Schedules or any information that PLM requests confidential treatment for from the Securities and Exchange Commission, if PLM shall so request) as material contracts, in the case of this Agreement, as part of the exhibits to the PLM Proxy Statement and, in the case of the Non-Competition Agreement and the License of PLM Name, after the Closing as part of the exhibits to PLM's next periodic report under the Securities Exchange Act of 1934.

         5.17 Environmental Information. Sellers shall have disclosed to Buyer no later than fifteen (15) business days after the date hereof, having interviewed those of Sellers' employees with knowledge of environmental-related issues associated with any of the Leased Facilities, all written information and all documents in Sellers' possession, custody or control, that discuss, arise from, or otherwise relate to the generation, transportation, use, storage, emission, discharge, release, or threatened release of any material or substance regulated or defined by any Environmental, Health and Safety Laws.

                                   Article VI

                               COVENANTS OF BUYER

         Buyer hereby covenants and agrees with Sellers:

         6.1 Certificates. At the Closing, Buyer will furnish Sellers with such certificates of its officers and others to evidence compliance with the covenants set forth in this Article VI.

         6.2 HSR Act Filings. Promptly following the date hereof, Buyer shall make any and all filings which are required under the HSR Act. Buyer will furnish to the Sellers such necessary information and reasonable assistance as the Sellers may request in connection with its preparation of necessary filings or submissions under provisions of the HSR Act. Buyer will supply the Sellers copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between Buyer or its representatives, on the one hand, and the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or any other governmental agency or authority or members of their respective staffs on the other hand, with respect to this Agreement or the transactions contemplated hereby, other than confidential or proprietary information therein.

         6.3 Agreements. Buyer shall deliver to Sellers on the Closing Date executed counterparts of the documents set forth in Section 1.4(c) hereof.

         6.4 Employees. Buyer will offer as promptly as reasonably practicable following the date hereof employment to no less than sixty (60) employees of the Business designated by Buyer that Buyer selects on such terms and conditions as Buyer will determine, but on terms that are at least as good with respect to job responsibility, salary, and bonus and commission plans and that are comparable overall, to the extent reasonably feasible, with respect to benefits to those currently enjoyed by such employees. The parties shall work together to insure that at Closing at least fifty (50) of the employees of the Business designated by Buyer that Buyer selects shall have accepted employment and become employees of Buyer. Buyer shall notify PLM within forty-five (45) days after the date hereof, in the event that the transactions that are the subject of this Agreement have not been consummated by such date, of the progress made by such date with respect to the number of employees of the Business who are reasonably anticipated to have entered into employment arrangements with Buyer by Closing and whether five of those seven individuals identified in writing previously by Buyer to Seller are reasonably anticipated to have entered into employment arrangements with Buyer by Closing. Buyer shall have financial responsibility for those employee severance costs which are associated with any employee who accepts employment with Buyer in accordance with Buyer's employee severance policies, having given credit for prior employment with Sellers. As to any employees of Sellers who receive severance payments from Sellers and are subsequently hired by Buyer or any of its Affiliates (either as employees or contractors) within 5 months from the Closing Date, the aggregate amount of severance payments made by Sellers to all such employees shall be promptly paid by Buyer to Sellers.

         6.5 Re-Titling; Transfer Taxes. Following the Closing, Buyer will take all steps necessary to re-title all units of Transportation Equipment acquired hereunder out of the name of Sellers and into Buyer's name within 60 days after Closing, or if not feasible by such date, as promptly as reasonably practicable thereafter, and to pay the fees payable to the relevant DMV for re-titling of Transportation Equipment. Sellers will cooperate reasonably with Buyer in connection therewith.

         For purposes of this Section 6.5, "Transfer Taxes" means sales and use Taxes, or other similar Taxes, imposed upon and related to sales or uses of tangible personal property. Notwithstanding anything to the contrary in this Agreement, Buyer shall be responsible for all Transfer Taxes associated with the consummation of the transactions that are the subject of this Agreement, including Taxes or any related interest or penalties arising from or relating to the position that the transfers made pursuant to this Agreement qualify or are asserted by Buyer to qualify for exemption or exclusion from Transfer Taxes. Sellers shall be responsible for (i) Transfer Taxes and any related interest and penalties arising from or relating to transactions or activities of Sellers prior to Closing, however they arise, e.g., whether assessed to Buyer or any of Sellers directly or indirectly, (ii) Taxes and any related interest and penalties which would otherwise not be payable by Buyer, but for, any of Sellers' failure to comply with Transfer Tax filings or notifications that are legally required to be filed by any of Sellers with taxing and other governmental authorities in connection with a sale of this type, unless such failure resulted from any action or inaction of any of Sellers approved, in advance, by Buyer in writing, and (iii) any Taxes, directly or indirectly related to or arising from Pre-Closing liabilities, and interest and penalties, with respect thereto, arising from or relating to any of Sellers' failure to make any filings or notifications that are permitted to be filed by any of Sellers with state and local taxing and other governmental authorities in connection with a sale of this type for the states listed in Schedule 2.4 in circumstances where Buyer has reasonably requested any of Sellers to make such filings or notifications. Provided, however, that to the extent Buyer requests any of Sellers to make any filings or notifications for which any of Sellers are not legally required to make, Buyer shall reimburse Seller for any reasonable out-of-pocket costs, including legal and accounting expenses and fees, and any amounts payable to a governmental or regulatory authority, not directly or indirectly related to or arising from Pre-Closing Liabilities, for which Seller otherwise would not be responsible hereunder.

         Buyers and Sellers agree to use all commercially reasonable efforts to separately determine the Transfer Tax filings and notifications that they are legally required to make in a transaction of this type for the state and local jurisdictions of the states listed in Schedule 2.4. After using such commercially reasonable efforts, Buyers and Sellers will inform each other as to their respective determination as to the required filings along with any permitted filings of which they are or become aware. After so informing each other, Buyer and Sellers will reasonably cooperate with each other and will make available copies of each filing or notification upon reasonable request that they respectively make (whether legally required or permitted).

         To the extent Seller's payment of sales or use Taxes attributable to periods prior to the Closing generate credits, deductions, exemptions or exclusions in Illinois, which may be available to Buyer or any of Sellers in determining the Illinois sales and use and other similar taxes due in Illinois in connection with the transactions under this Agreement, Buyer shall, to the extent not legally prohibited, receive the benefit of any such credits, deductions, exemptions or exclusions, directly or indirectly.

         6.6 Discharge of Obligations. Buyer will timely pay, perform and discharge all obligations assumed pursuant to Section 1.3.

         6.7 Notification. During the period between the date hereof and the Closing, Buyer shall promptly notify the Sellers in writing of:

                  (a) the discovery by Buyer of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of or inaccuracy in any representation or warranty made by Buyer in this Agreement;

                  (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of or inaccuracy in any representation or warranty made by Buyer in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

                  (c)  any breach of any covenant or obligation of Buyer; and

                  (d) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Article VII impossible or unlikely.

         6.8 Environmental Assessments. Buyer will promptly following the date hereof organize for environmental assessments to be carried out on each of the Leased Facilities and will use reasonable efforts to provide in any engagement arrangement entered into with any firm of environmental consultants that the results of such assessments shall be provided to Buyer no later than fifty (50) days after the date hereof.

         6.9 Releases. Buyer will use all commercially reasonable efforts to obtain prior to Closing releases substantially in the form set forth in Exhibit R in respect of the Mees Pierson Facility, the TRAC Leases and the Facility Leases.

                                   Article VII

                    CONDITIONS TO THE OBLIGATIONS OF SELLERS

         Each and every obligation of Sellers under this Agreement to be performed on or before the Closing shall be subject to the satisfaction, on or before the Closing, of each of the following conditions, unless waived in writing by Sellers:

         7.1 Representations and Warranties True. All of the representations and warranties of Buyer set forth in this Agreement that are qualified as to materiality shall be true and complete when taken as a whole and any such representations and warranties that are not so qualified shall be true and complete in all material respects when taken as a whole as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and complete, or true and complete, as the case may be, as of such specified date).

         7.2 Performance. Buyer shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing, including without limitation the agreements in Section 1.4(c) hereof.

         7.3 HSR Act Waiting Periods; No Governmental Proceeding or Litigation. All waiting periods applicable to the transactions contemplated hereby with respect to the Acquired Assets under the HSR Act shall have expired or been terminated. No suit, action or other proceeding by any governmental body shall have been instituted which questions in any material way the validity or legality of the transfer of the Acquired Assets and the Business.

         7.4 No Injunction. On the Closing Date there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby which Sellers deems unacceptable in its sole discretion.

         7.5  Certificates.   Buyer  shall  have  furnished  Sellers  with  such
certificates of its officers and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Sellers.

         7.6 Opinion of Buyer's Counsel. Buyer shall have delivered to Sellers an opinion of Morrison & Foerster, counsel to Buyer, dated as of the Closing Date, substantially in the form attached hereto as Exhibit K.

         7.7 Stockholder Approval. PLM Stockholder Approval shall have been obtained.

         7.8  Escrow  Agreement.  Buyer  shall  have  entered  into  the  Escrow
Agreement.

         7.9 Employment Arrangements. Buyer shall have as promptly as reasonably practicable following the date hereof made offers of employment arrangements to not less than sixty (60) of the employees of the Business on terms that are at least as good with respect to job responsibility, salary, and bonus and commission plans and that are comparable overall, to the extent reasonably feasible, with respect to benefits to those currently enjoyed by such employees. This condition shall terminate automatically and no longer be applicable sixty
(60) days after the date hereof.

                                  Article VIII

                       CONDITIONS TO OBLIGATIONS OF BUYER

         Each and every obligation of Buyer under this Agreement to be performed on or before the Closing shall be subject to the satisfaction, on or before the closing, of each of the following conditions, unless waived in writing by Buyer:

         8.1 Representations and Warranties True. All of the representations and warranties of Sellers set forth in this Agreement that are qualified as to materiality shall be true and complete when taken as a whole and any such representations and warranties that are not so qualified shall be true and complete when taken as a whole as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and complete, or true and complete in all material respects, as the case may be, as of such specified date). Notwithstanding the foregoing, Buyer agrees that this condition shall be satisfied for all purposes hereunder so long as the aggregate amount of any Damages Buyer would have with respect to any breaches of the representations and warranties of (x) Sellers set forth in this Agreement, and (y) the Partnerships set forth in the Partnerships Asset Purchase Agreement, does not exceed in the aggregate Two Million Two Hundred Thousand Dollars ($2,200,000.00).

         8.2 Performance. Sellers shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing, including without limitation the agreements in Section 1.4(b) hereof.

         8.3 HSR Act Waiting Periods; No Governmental Proceeding or Litigation. All waiting periods applicable to the transactions contemplated hereby with respect to the Acquired Assets under the HSR Act shall have expired or been terminated. No suit, action or other proceeding by any governmental body shall have been instituted which questions in any material way the validity or legality of the transfer of the Acquired Assets and the Business.

         8.4 No Injunction. On the Closing Date there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby which Buyer deems unacceptable in its sole discretion.

         8.5 Opinion of Seller's Counsel. Sellers shall have delivered to Buyer the opinion of Greene Radovsky Maloney & Share LLP, counsel to Sellers, dated as of the Closing Date, substantially in the form attached hereto as Exhibit L.

         8.6 Consents Obtained; 90% of the Business Obtained; Environmental Insurance Obtained. All approvals and consents referred to in Schedule 8.6 in a form reasonably satisfactory to Buyer, including without limitation under the TRAC Leases, the Facility Leases and the Mees Pierson Facility, shall have been obtained; provided, however, that, at the request of Sellers, if Sellers are unable to obtain the consent of any lessor under one or more of the TRAC Leases or the lender under the Mees Pierson Facility and Buyer is willing to waive the requirement to obtain such consent and is willing to consummate the transactions that are the subject of this Agreement, then the Estimated Purchase Price shall be adjusted as a result of adjusting the Assumed Liabilities to take into account the amounts owing to such lessor(s) or lender, as the case may be, (excluding prepayment and breakage fees and expenses), and all obligations and liens or encumbrances arising under the relevant TRAC Lease(s) or the Mees Pierson Facility, as the case may be, shall have been discharged and released. Not less than 90% of the net book value of the Business shall as a result of consummation of this Agreement and the Partnerships Asset Purchase Agreement be owned by Buyer. Sellers shall have paid all premiums on and incepted coverage with reputable insurers on behalf of Buyer (with Buyer named as loss payee) on a policy of insurance on no less favorable terms to the parties than those set forth in the specimen policy and related memo attached as Schedule 8.6 hereto with respect to any liability relating to investigation, removal, remediation, containment, cleanup or abatement required under any Environmental, Health and Safety Laws, whether on-site or off-site, arising out of or relating to, in whole or in part, any event, release, circumstance or occurrence arising prior to the Closing, whether or not disclosed in this Agreement; such coverage to relate to any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand under any Environmental, Health and Safety Laws against the Business or Buyer and giving rise to any liability for Damage in connection with any Leased Facility (surface or subsurface) that is assumed by Buyer as an Assumed Liability at Closing, or for any illness of or bodily injury to any individual and to include without limitation business interruption in relation thereto; such coverage also to have a per occurrence limit of $5,000,000.00 and an aggregate maximum limit of $15,000,000.00, and to be effective for a period of not less than 3 years following the Closing Date.

         8.7 Agreements. Sellers shall have entered into the License of PLM Name, the Transition Services Agreement, the Non-Competition Agreement, and the Escrow Agreement.

         8.8 PLM Stockholder Approval. The PLM Stockholder Approval shall have been obtained.

         8.9 Employment Arrangements. Buyer shall have entered into employment arrangements with not less than fifty (50) of the employees of the Business, who shall include not less than five of those seven individuals identified in writing previously by Buyer to Seller. This condition shall terminate automatically and no longer be applicable sixty (60) days after the date hereof.

         8.10 Partnerships Asset Purchase Agreement. At the Closing, the transactions contemplated by the Partnerships Asset Purchase Agreement shall be consummated.

         8.11 No Business Material Adverse Effect since March 31, 2000. There shall have been no Business Material Adverse Effect since March 31, 2000.

                                   Article IX

                            SURVIVAL; INDEMNIFICATION

         9.1 Survival. The representations, warranties, covenants and obligations of the parties contained in this Agreement shall survive the Closing for the period set forth in this Section 9.1 and shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by, or the Knowledge of, any of the parties. The covenants and obligations of each of the Sellers in Sections 1.2, 1.5, Article II, Sections 5.15, 5.16 and 6.5, Article IX and XI shall survive the Closing in accordance with their terms and otherwise until the applicable statute of limitations has run thereon. Save as set forth above and below, following the Closing all of the representations, warranties, covenants and obligations of Sellers contained in this Agreement and all claims and causes of action with respect thereto, shall terminate upon expiration of the later of December 31, 2000 or six months after the Closing Date, except that (i) the representations and warranties in Section 3.21 and 3.12 (and the covenants and obligations related thereto) and the indemnification in Section 9.3(iv) (and the covenants and obligations related thereto) shall survive the Closing until the third anniversary of the Closing Date, and (ii) the representations and warranties in
Section 3.17 (and the covenants and obligations related thereto) and the indemnification in Section 9.3(ii) (and the covenants and obligations related thereto) shall survive the Closing until the applicable statute of limitations has run thereon, and the representations, warranties, covenants and obligations of Buyer contained in this Agreement and all claims and causes of action with respect thereto shall survive the Closing until the applicable statute of limitations has run thereon, it being understood that in the event notice of any claim for indemnification under Section 9.2 or Section 9.3 hereof shall have been given within the applicable survival period, the representations, warranties, covenants and obligations that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

         9.2 Indemnification by Buyer. Buyer hereby agrees that it shall indemnify, defend and hold harmless Sellers, their Affiliates, and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns (the "Seller Indemnified Parties") from, against and in respect of any Damages imposed on, sustained, incurred or suffered by or asserted against any of the Seller Indemnified Parties, directly or indirectly relating to or arising out of (i) any breach of any representation or warranty made by Buyer contained in this Agreement, (ii) the Assumed Liabilities and the Post-Closing Liabilities, and (iii) the breach of any covenant or agreement of Buyer contained in this Agreement.

         9.3 Indemnification by Sellers. Each of the Sellers hereby jointly and severally agrees that it shall indemnify, defend and hold harmless Buyer, its Affiliates and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns (the "Buyer Indemnified Parties" collectively with the Seller Indemnified Parties, "Indemnified Parties" and each an "Indemnified Party") from, against and in respect of any Damages imposed on, sustained, incurred or suffered by or asserted against any of the Buyer Indemnified Parties, directly or indirectly relating to or arising out of (i) any breach of any representation or warranty made by any of the Sellers contained in this Agreement for the period such representation or warranty survives, (ii) the Excluded Liabilities (with the exception of those liabilities or obligations attributable to any period prior to Closing arising under any Environmental, Health and Safety Laws), (iii) the breach of any covenant or agreement of any of the Sellers contained in this Agreement for the period that such covenant or agreement survives the Closing, and (iv) liabilities or obligations attributable to any period prior to Closing arising under any Environmental, Health and Safety Laws.

         9.4 Indemnification Procedures. With respect to third party claims, all claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 9.4. In the event that any written claim or demand for which an indemnifying party, any Seller or Buyer as the case may be (a "Seller Indemnifying Party" or a "Buyer Indemnifying Party" as the case may be and collectively, an "Indemnifying Party") would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than 15 days following such Indemnified Party's receipt of such claim or demand, notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"). The Indemnifying Party shall have 30 days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Party whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnified Party may proceed with the defense of such claim or demand and the Indemnifying Party shall bear and pay all costs and expenses (including reasonable attorneys' fees and costs) in connection with the Indemnified Party's defense of any such claim or demand (whether or not incurred by the Indemnified Party). The Indemnified Party shall not settle, adjust or compromise a claim or demand without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnified Party permits the Indemnifying Party to have control of the defense of any such claim or demand, then the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, settle, adjust or compromise any such claim or demand. If the Indemnifying Party elects not to contest such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand, or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful (and the reasonable costs and expenses pertaining to such defense) shall be the liability of the Indemnifying Party hereunder. The Indemnifying Party will give the Indemnified Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnifying Party.

         9.5 Indemnification Limits. Other than in the case of any claim arising under Section 6.5 and 9.3(ii), a Seller Indemnifying Party shall not be required to indemnify any Buyer Indemnified Party with respect to any claim for indemnification pursuant to this Article IX unless and until the aggregate amount of Damages suffered by the Buyer Indemnified Parties under this Agreement or by the Buyer Indemnified Parties (as defined therein) under the Partnerships Asset Purchase Agreement exceeds in aggregate One Million Two Hundred And Fifty Thousand Dollars ($1,250,000.00) (the "Threshold"), at which point the Seller Indemnifying Parties shall indemnify the full amount of the Damages, subject to any applicable limitations in this Article IX on the Seller Indemnifying Party's indemnification obligations. Buyer shall notify PLM as promptly as reasonably practicable of all claims that count towards the Threshold. In addition, to the extent the Threshold is applicable, the aggregation of claims must only reach the Threshold once, and after such point the Buyer Indemnified Parties may seek indemnification for all claims that may arise under this Article IX. Other than in the case of any claim arising under Section 6.5 and 9.3(ii), the indemnification obligations of the Seller Indemnifying Parties under this
Article IX shall not exceed in the aggregate an amount equal to the Premium under this Agreement and the Premium (as defined therein) under the Partnerships Asset Purchase Agreement in aggregate; provided that, in the case of any claim relating to any liability or obligation attributable to any period prior to Closing arising under any Environmental, Health and Safety Laws, the indemnification obligations of the Seller Indemnifying Parties under this
Article IX shall not exceed in aggregate the amount of the deductible of the coverage obtained pursuant to Section 8.6, except above the amount of such deductible, if applicable, to the extent of any exclusion or limitation in such coverage or lack of coverage in which case the indemnification obligations of the Seller Indemnifying Parties under this Article IX shall not exceed the excess of the per occurrence limit of $5,000,000.00 and the aggregate maximum limit of $15,000,000.00 that would otherwise have been applicable under such coverage had it been available, as the case may be, over the sum of (x) any proceeds actually received by, or actually paid by the insurer for the benefit of, Buyer in accordance with the policy of insurance referred to in Section 8.6 and (y) such deductible, if applicable, to the extent paid by Sellers hereunder. Other than in the case of any claim arising under Section 6.5 and 9.3(ii), with respect to any claim for indemnification hereunder made after Closing (but not with respect to assessing the extent of Damages suffered by Buyer with respect to Sections 8.1 and 10.1) if and to the extent that an Indemnified Party has actually recovered from a third party (including without limitation an insurer) on an absolute basis that is not contingent in any way the amount of any liability recoverable hereunder, then to the extent of such actual recovery and only when actually received by the recovering party the amount thereof shall accordingly reduce the extent of any claim that would otherwise have arisen hereunder. Each party agrees to use its reasonable efforts to pursue any rights that it may have against any such third party, but unless and until there is any such actual receipt by the recovering party from such third party no liability shall be reduced hereunder to any Indemnified Party.

                                    Article X

                           TERMINATION AND ABANDONMENT

         10.1 Methods of Termination. The transactions contemplated herein may be terminated and/or abandoned in whole at any time before the Closing (i) by any party if the PLM Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a meeting of PLM's stockholders duly convened therefor or at any adjournment thereof; provided however, that the right to terminate this Agreement under this Section 10.1(i) shall not be available to any of Sellers where the failure to obtain the PLM Stockholder Approval shall have been caused by the action or failure to act of any of Sellers and such action or failure to act constitutes a breach by any of Sellers of this Agreement, (ii) by mutual consent of the parties, (iii) by Buyer at any time prior to the Closing in the event that Buyer reasonably believes that any representation, warranty or covenant of any Seller in this Agreement has been breached or was or is not true and correct, provided that such breach results or would result in aggregate Damages under this Agreement and under the Partnerships Asset Purchase Agreement in excess of Two Million Two Hundred Thousand Dollars ($2,200,000.00), and provided that such Seller shall have 5 business days to cure any such breach after receipt of written notice thereof from Buyer, (iv) by Sellers at any time prior to the Closing if Sellers reasonably believe that any representation, warranty or covenant of Buyer in this Agreement has been materially breached or was or is not materially true and correct, provided that Buyer shall have 5 business days to cure any such breach after receipt of written notice thereof from Sellers, or (v) by any party, if the Closing has not occurred on or prior to September 30, 2000, unless the failure to close is a result of the actions or omissions of the party seeking to terminate this Agreement.

         10.2 Procedure upon Termination. In the event of termination and/or abandonment by the Buyer or by the Sellers pursuant to Article X hereof, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated and abandoned, without further action by Buyer or Sellers. If the transactions contemplated by this Agreement are terminated and abandoned as a whole or if the obligations hereunder expire as provided pursuant to Article IX:

                  (a) each party will re-deliver all documents, work papers and other material of any other party (including all copies) relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

                  (b) all confidential information received by any party hereto with respect to the business of any other party or its subsidiaries and partners shall be treated in accordance with Section 2.1 hereof; and

                  (c) no party hereto shall have any liability or further obligation to any other party to this Agreement except as stated in subparagraphs (a) and (b) of this Section 10.2, except for breaches of this Agreement occurring prior to termination of this Agreement that were intentional or for representations or warranties that were fraudulent or incorrect when made, and except to the extent remaining applicable for Section 10.3 and Article XI.

         10.3 Break-Up Fee. If: (A) there shall be a failure by PLM to have duly called, held and convened its stockholders' meeting for the purpose of obtaining PLM Stockholder Approval by September 25, 2000 (other than as a result of events substantially and reasonably beyond the control of PLM) or any material breach by PLM of Section 5.12, or (B) the PLM Board of Directors or any committee thereof withdraws its unanimous approval or recommendation of this Agreement and PLM Stockholder Approval is not obtained at a meeting duly called, held and convened for such purpose, or (C) PLM Stockholder Approval is not obtained at a meeting duly called, held and convened for such purpose and any Acquisition Proposal with any person or entity other than with Buyer is consummated within 9 months of the date of this Agreement, then PLM shall pay to Buyer $3,000,000 (which payment the parties acknowledge is an integral part of the transactions contemplated by this Agreement and that without this provision Buyer would not have entered into this Agreement and that in any event such payment would be a reasonable and genuine estimate of Damages that would be suffered by Buyer if the eventualities in which it would be payable occur) in immediately available funds within one (1) business day after demand by Buyer. In the case of such fee becoming payable pursuant to Section 10.3(A) or (B), Buyer agrees to reimburse such fee if nevertheless Closing shall subsequently occur within 9 months of the date of this Agreement.

                                   Article XI

                            MISCELLANEOUS PROVISIONS

         11.1 Time of the Essence. Time is of the essence under this Agreement.

         11.2 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented by written agreement of the Sellers and Buyer at any time prior to the Closing with respect to any of the terms contained herein.

         11.3 Waiver of Compliance. Any failure of any Seller, on the one hand, or Buyer, on the other, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by Buyer or Sellers, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         11.4 Expenses. (With the exception of the fees and expenses incurred in relation to filings under the HSR Act, which shall be shared equally between the parties), whether or not the transactions contemplated by this Agreement shall be consummated, each Seller agrees that all fees and expenses incurred by it in connection with this Agreement shall be borne by Sellers, and Buyer agrees that all fees and expenses incurred by it in connection with this Agreement shall be borne by Buyer including, without limitation, all fees of counsel and accountants.

         11.5 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail with postage prepaid:

                  (a)  If to Buyer, to:

                            Marubeni America Corporation
                            450 Lexington Avenue
                            New York, New York 10017
                            Attention:  General Counsel

         with a copy to:

                            Morrison & Foerster
                            425 Market Street
                            San Francisco, California 94105
                            Attention:  Robert Townsend, Esq.

         or to such other person or address as Buyer shall furnish to Sellers in writing.

                  (b) If to Sellers, to:

                            PLM International, Inc.
                            One Market
                            Steuart Street Tower, Suite 800
                            San Francisco, California  94105
                            Attention:  Susan Santo, Esq.

         with a copy to:

                            Greene Radovsky Maloney & Share LLP
                            Four Embarcadero Center, Suite 4000
                            San Francisco, California  94111
                            Attention:  Joseph S. Radovsky

         or to such other person or address as Sellers shall furnish to Buyer in writing.

         11.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and, except as otherwise provided in this Section, inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except by operation of law and except that Buyer may assign its rights and interests (but not its obligations) under this Agreement to MAC Leasing, Inc. or any Affiliate that is a direct or indirect subsidiary of Marubeni Corporation.

         11.7 Publicity. Neither party shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without first providing the other parties a copy of any such statement or announcement and the parties shall, whenever practicable, consult with each other concerning the timing and content of such announcement before such announcement is made. Sellers have provided to Buyer a copy of PLM's proposed announcement of the signing of this Agreement and permitted Buyer to have a reasonable opportunity to consult thereon and to organize for Buyer's parent to announce as contemporaneously as reasonably possible in Japan.

         11.8 Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of California without regard to its conflicts of law doctrine.

         11.9 Arbitration. Subject to Sections 1.5 and 5.12, any dispute arising out of this Agreement, or its performance or breach, shall be resolved by binding arbitration at San Francisco, California, under the Commercial Arbitration Rules (the "AAA Rules") of the American Arbitration Association (the "AAA"). This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1-14. The Parties agree that pursuant to Section 9 of the Federal Arbitration Act, a judgment of a United States District Court of competent jurisdiction shall be entered upon the award made pursuant to the arbitration. A single arbitrator, who shall have the authority to allocate the costs of any arbitration initiated under this paragraph, shall be selected according to the AAA Rules within ten (10) days of the submission to the AAA of the response to the statement of claim or the date on which any such response is due, whichever is earlier. The arbitrator shall be required to furnish to the parties to the arbitration a preliminary statement of the arbitrator's decision that includes the legal rationale for the arbitrator's conclusion and the calculations pertinent to any damage award being made by the arbitrator. The arbitrator shall then furnish each of the parties to the arbitration the opportunity to comment upon and/or contest the arbitrator's preliminary statement of decision either, in the discretion of the arbitrator, through briefs or at a hearing. The arbitrator shall render a final decision following any such briefing or hearing. The arbitrator shall conduct the arbitration in accordance with the Federal Rules of Evidence. The arbitrator shall decide the amount and extent of pre-hearing discovery which is appropriate. The arbitrator shall have the power to enter any award of monetary and/or injunctive relief (including the power to issue permanent injunctive relief and also the power to reconsider any prior request for immediate injunctive relief by any party and any order as to immediate injunctive relief previously granted or denied by a court in response to a request therefor by any party), including the power to render an award as provided in Rule 43 of the AAA Rules; provided, however, THAT THE ARBITRATOR SHALL NOT HAVE THE POWER TO AWARD CONSEQUENTIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES UNDER ANY CIRCUMSTANCES (WHETHER STYLED AS LOSS OF PROFIT, LOSS OF EXPECTED ECONOMIC ADVANTAGE, PUNITIVE, EXEMPLARY OR TREBLE DAMAGES, OR ANY PENALTY OR PUNITIVE TYPE OF DAMAGES) REGARDLESS OF WHETHER SUCH DAMAGES MAY BE AVAILABLE UNDER ANY APPLICABLE LAW, THE PARTIES ARE HEREBY WAIVING THEIR RIGHTS, IF ANY, TO RECOVER ANY SUCH DAMAGES, WHETHER IN ARBITRATION OR LITIGATION. The arbitrator shall have the power to award the prevailing party its costs and reasonable attorneys' fees; provided, however, that the arbitrator shall not award attorneys' fees to a prevailing party if the prevailing party received a settlement offer unless the arbitrator's award to the prevailing party is greater than such settlement offer without taking into account attorneys' fees in the case of the settlement offer or the arbitrator's award. Any arbitration shall be held in San Francisco, California, for any claim brought by the parties. In addition to the above courts, the arbitration award may be enforced in any court having jurisdiction over the parties and the subject matter of the arbitration.

         11.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.11 Headings. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

         11.12 Entire Agreement. This Agreement, including the Exhibits hereto, the Sellers Disclosure Schedule and the other documents and certificates delivered pursuant to the terms hereof, sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

         11.13 Third Parties. Except with respect to MAC Leasing, Inc. or any Affiliate that is a direct or indirect subsidiary of Marubeni Corporation, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns any rights or remedies under or by reason of this Agreement.

         11.14 Severability. If a court of competent jurisdiction should hold any of the provisions of this Agreement invalid, illegal or unenforceable in any respect, the remaining provisions shall nevertheless be given full effect and shall be construed as if such invalid, illegal or unenforceable provisions or part of a provision had never been contained in this Agreement.

         11.15 Sole Remedy. Buyer's sole and exclusive remedy for breach of any representation, warranty or covenant herein (other than with respect to Article
II) following Closing having occurred hereunder shall be the indemnification provision contained in Article IX.

         11.16 PLM Liability with respect to the Partnerships Asset Purchase Agreement. PLM agrees hereunder that PLM shall be jointly and severally liable to Buyer with respect to any claim that may be made against any or all of the Partnerships or PLM FSI by Buyer with respect to the Partnerships Asset Purchase Agreement and for which any or all of the Partnerships or PLM FSI would have liability to Buyer thereunder (except that for the purposes of PLM being liable under this Section of this Agreement, if any one or more of the Partnerships or PLM FSI is liable with respect to the Partnerships Asset Purchase Agreement, it shall not be necessary for Buyer to show which of the Partnerships or PLM FSI is individually liable or to have to allocate liability among the Partnerships or PLM FSI with respect to the Partnerships Asset Purchase Agreement), without prejudice to the liabilities and obligations of the Partnerships or PLM FSI under the Partnerships Asset Purchase Agreement. For the avoidance of doubt, it is hereby expressly agreed and understood that the only limitations applicable to any claim against PLM under this Section 11.16 shall be those limitations that would be applicable to any claim under the Partnerships Asset Purchase Agreement and that no other limitations shall be applicable hereunder.



         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed , all as of the day and year first above written.

                          MARUBENI AMERICA CORPORATION


                          By_______________________________________
                            Name:
                            Title:


                          PLM INTERNATIONAL, INC.


                          By_______________________________________
                            Name:
                            Title:


                          PLM RENTAL, INC.
                          d/b/a PLM TRAILER LEASING


                          By_______________________________________
                            Name:
                            Title:


                          TEC ACQUISUB, INC.


                          By_______________________________________
                            Name:
                            Title:



                          PLM TRANSPORTATION EQUIPMENT CORPORATION


                          By_______________________________________
                            Name:
                            Title: